Registration No. 33-60105



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 3

                                   FORM S-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
               (Exact name of registrant as specified in charter)



         Barbados                               Not Applicable
(State or other jurisdiction             (I.R.S. employer identification
of incorporation or organization)                   number)



                            Financial Services Centre
                               Bishops Court Hill
                           St. Michael, Barbados, W.I.

                                 (246) 436-4895

                        (Address and telephone number of
                           principal executive office)



                    RONALD W. JONES, Vice-President, Finance
                 Motors Mechanical Reinsurance Company, Limited
                            Financial Services Centre
                               Bishops Court Hill
                           St. Michael, Barbados, W.I.

                                 (246) 436-4895

            (Name, address and telephone number of agent for service)



                                    Copy to:
                             David R. Woodward, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                          1875 Connecticut Avenue, N.W.
                             Washington, D.C. 20009



If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. (X)

If the registrant elects to deliver its latest annual report to security-holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(i) of this form, check the following box.( )




                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                          Cross reference sheet between
                        Items of Form S-2 and Prospectus
                             Pursuant to Item 501(b)
                                of Regulation S-K

     FORM S-2 ITEM NO.                        CAPTION OR
       AND CAPTION                            LOCATION IN PROSPECTUS

 1. Forepart of Registration Statement
    and Outside Front Cover Page of
    Prospectus .......................        Front Cover

 2. Inside Front Page and Outside Back
    Cover Pages of Prospectus ........        Inside Front Cover; Outside
                                              Back Cover

 3. Summary Information, Risk Factors
    and Ratio of Earnings to Fixed
    Charges ..........................        Summary; Risk Factors

 4. Use of Proceeds ..................        Use of Proceeds

 5. Determination of Offering Price ..        Determination of Offering Price

 6. Dilution .........................        Not Applicable

 7. Selling Security Holdings ........        Not Applicable

 8. Plan of Distribution .............        Plan of Distribution

 9. Description of Securities to be
    Registered .......................        Description of Capital Stock

10. Interests of Named Experts and
    Counsel ..........................        Not Applicable

11. Information With Respect to the
    Registrant .......................        Summary; Use of
                                              Proceeds; Business of the Company;
                                              Capitalization; Management

12. Incorporation of Certain Information      Incorporation of Certain
    by Reference                              Information by Reference

13. Disclosure of Commission Position
     on Indemnification for Securities
     Act Liabilities ..................       Not Applicable




                               P R O S P E C T U S

                 Motors Mechanical Reinsurance Company, Limited
                      12,000 Shares of Participating Stock

THE SECURITIES OFFERED HEREBY INVOLVE SIGNIFICANT RISK, ARE SUBJECT TO SUBSTANTIAL RESTRICTIONS ON TRANSFER, AND WILL NOT BE READILY MARKETABLE. OFFEREES SHOULD REFER TO THE SECTION CAPTIONED "RISK FACTORS".

Motors Mechanical Reinsurance Company, Limited, a Barbados company, is engaged in the business of assuming risks in respect of certain insurance policies covering motor vehicle mechanical repairs. (See "Business of the Company.")

The shares of Participating Stock of the Company offered by this Prospectus (the "Shares") are divided into 120 series, and the authorized number of Shares of each series is 100 Shares. The offering price is $75.00 per Share. (See "Description of Capital Stock.") ALL AMOUNTS OF MONEY SHOWN IN THIS PROSPECTUS ARE STATED IN U.S. DOLLARS.

The Company is offering Shares of a series only to persons certified by the owners of motor vehicle franchises to be identified with that series and only if it receives Stock Purchase Agreements executed by such persons which are acceptable to the Company in its sole discretion.

The Shares are being sold, on a continuous basis, by certain employees of Motors Insurance Corporation ("MIC"), who are not compensated specifically for their services in this regard.
(See "Plan of Distribution.")

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                            Underwriting
                                Price to    discounts and     Proceeds
                                 public      commissions      to issuer

Per Share                        $75.00         None            $75.00

Total 12,000 shares            $900,000         None          $900,000


            The date of this Prospectus is           , 1997.


The Company, certain of its directors, and certain experts named herein are residents of Barbados, and all or a substantial portion of the assets of the Company and of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon the Company or such persons, or to enforce against them judgments obtained in United States courts predicated upon the civil liability provisions of the Securities Act of 1933, as amended (the "1933 Act"). The Company has been advised by its Barbados counsel, Evelyn, Gittens & Farmer, that there is doubt as to whether Barbados courts would (1) enforce judgments of United States courts obtained against the Company or such persons predicated upon the civil liability provisions of the 1933 Act, or (2) impose, in original actions in Barbados, liabilities against the Company or such persons predicated upon the 1933 Act.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the offices of the Commission, at Room 1024, 450 Fifth Street, N.W., Washington, D.C.; Room 1204, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois; and Room 1102, Jacob K. Javits Building, 26 Federal Plaza, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

The Company furnishes to its stockholders annual reports containing financial statements that reflect the Company's overall results and condition and that have been audited and reported upon by independent public accountants, and quarterly reports for each of the first three quarters of each fiscal year containing unaudited financial information. In addition, the Company furnishes to each holder of Shares of a series a quarterly statement containing unaudited financial information relating to such series. The reports furnished by the Company contain information prepared in accordance with accounting principles generally accepted in the United States.


                     FOR ARIZONA AND MASSACHUSETTS INVESTORS

NO SHARES MAY BE OFFERED TO OR PURCHASED BY RESIDENTS OF ARIZONA OR MASSACHUSETTS UNLESS THE PURCHASER IS (I) A FRANCHISE OWNER, (II) A MEMBER OF THE FRANCHISE OWNER'S FAMILY, (III) A TRUST FOR THE BENEFIT OF PERSONS OTHERWISE ELIGIBLE TO PURCHASE SHARES, (IV) A CORPORATION OR PARTNERSHIP CONTROLLED BY THE FRANCHISE OWNER, OR (V) A KEY EMPLOYEE WITH RESPECT TO THE FRANCHISE.

                              FOR FLORIDA INVESTORS

THE SECURITIES BEING OFFERED HEREBY HAVE NOT BEEN REGISTERED WITH THE FLORIDA DIVISION OF SECURITIES. ANY SALE MADE PURSUANT TO THIS PROSPECTUS MAY BE
VOIDED  BY  THE  PURCHASER   WITHIN  THREE  DAYS  OF  THE  FIRST   TENDERING  OF
CONSIDERATION.

                            FOR MISSISSIPPI INVESTORS

THE COMMISSIONER OF INSURANCE OF THE STATE OF MISSISSIPPI (THE "MISSISSIPPI INSURANCE COMMISSIONER") HAS NOT APPROVED OR DISAPPROVED THIS OFFERING, NOR HAS THE MISSISSIPPI INSURANCE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                             FOR NEBRASKA INVESTORS

ALL NEBRASKA INVESTORS DESIRING TO PURCHASE PARTICIPATING STOCK SHALL FORWARD THEIR EXECUTED STOCK PURCHASE AGREEMENTS, CERTIFIED OR CASHIER'S CHECK PAYABLE TO THE COMPANY, AND CERTIFICATION OF ELIGIBILITY TO:


                  MOTORS INSURANCE CORPORATION
                  3044 W. GRAND BOULEVARD
                  RM GM 2-202
                  DETROIT, MI  48202
                  ATTENTION:  ROBERT E. CAPSTACK



                          FOR NORTH CAROLINA INVESTORS

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT. THE BUYER IN NORTH CAROLINA UNDERSTANDS THAT THE OFFERER IS NOT LICENSED AS AN INSURANCE COMPANY IN NORTH CAROLINA, NOR DOES IT MEET THE BASIC ADMISSIONS REQUIREMENTS FOR LICENSING AS AN INSURANCE COMPANY IN NORTH CAROLINA.


                            TABLE OF CONTENTS

                                                                          Page

DEFINITIONS .......................................................
SUMMARY ...........................................................
RISK FACTORS ......................................................
 Relationship with MIC ............................................
 Restrictions Applicable to Certain Retrocessions .................
 Extension of New Vehicle Warranties ..............................
 Risk of Underwriting Losses ......................................
 Investment Related Risks .........................................
 United States Tax Considerations .................................
 Risks Related to Foreign Business Operations .....................
 Competition and Loss of Business .................................
 Barbados Regulatory Limitations ..................................
 Reliance on Outside Consultants ..................................
 Dividends ........................................................
 No Public Market; Restrictions on Transfers ......................
 Share Redemption..................................................
ELIGIBILITY TO PURCHASE THE SHARES ................................
USE OF PROCEEDS ...................................................
DETERMINATION OF OFFERING PRICE ...................................
DIVIDENDS .........................................................
BUSINESS OF THE COMPANY ...........................................
SELECTED FINANCIAL DATA............................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS .............................
MANAGEMENT ........................................................
 Certain Transactions ..............................................
DESCRIPTION OF CAPITAL STOCK ......................................
 Allocations to Subsidiary Capital Accounts .......................
 Voting Rights ....................................................
  Election of Directors ...........................................
  Proxies .........................................................
  Liquidation .....................................................
  Changes in Articles and By-Laws .................................
  Other Matters ...................................................
 Redemption .......................................................
 Liquidation ......................................................
 Restrictions on Transfer .........................................
  Transfers of Less Than All Shares of a Series ...................
  Right of First Refusal ..........................................
  Exceptions for Certain Transfers ................................
  Provisions Applicable to All Transfers ..........................
 Common Stock .....................................................
 Barbados Corporate Law Provisions ................................
  Dividends and Distributions .....................................
  Repurchase ......................................................
  Shareholders' Remedies ..........................................
  Enforcement of United States Judgments ..........................
  Indemnification .................................................
  Inspection of Corporate Records .................................
PLAN OF DISTRIBUTION ..............................................
 Purchase Procedures ..............................................
 Terms of Sale ....................................................
 Conditions of Sale ...............................................
 Approval of Purchase ............................................
 Termination of Offering ..........................................
UNITED STATES FEDERAL TAX CONSIDERATIONS ..........................
 United States - Barbados Income Tax Treaty .......................
 United States Premium Excise Tax .................................
 United States Federal Income Tax Risks and
  Consequences -- The Company .....................................
 United States Federal Income Tax Consequences -- The Shareholders.
LEGAL MATTERS .....................................................
EXPERTS ...........................................................
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE .................
ADDITIONAL INFORMATION ............................................
INDEPENDENT AUDITORS' REPORT ......................................
FINANCIAL STATEMENTS...............................................
APPENDIX   A (Restated Articles of Incorporation of the Company)...
APPENDIX   B (Stock Purchase Agreement)............................
APPENDIX   C (Certification Form)..................................



THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALESMAN, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON.

DEFINITIONS

As used in this Prospectus, the following terms have the particular meanings set forth below.

Common Stock -- The class of shares held by MIC.

Company -- Motors Mechanical Reinsurance Company, Limited.

Eligible Purchaser -- An individual or entity certified, by the owner(s) of the Franchise(s) for which an MIC Mechanical Account is maintained, as a purchaser of all or part of a series of Shares in respect of such MIC Mechanical Account.

Franchise -- A right conferred by a motor vehicle manufacturer pursuant to a written agreement which permits the grantee to sell the manufacturer's new motor vehicles.

MIC -- Motors Insurance Corporation.

MIC Mechanical Account -- The separate business record maintained by MIC or any of its subsidiaries to track volume, experience, and commissions with respect to mechanical service agreements sold by one or more particular Franchises.

Policies -- Insurance policies issued by any MIC subsidiary and reinsured by MIC that cover motor vehicle mechanical service agreements, to the extent that risks under such policies are attributable to an MIC Mechanical Account in respect of which a series of Shares is issued and outstanding, provided, that fleet coverages, medium duty truck business and maintenance plans are not reinsured.

Retrocession Agreement -- The agreement or agreements entered into between the Company and MIC pursuant to which risks arising under the Policies are transferred to the Company.

Shares -- The shares of the Participating Stock of the Company.

Stock Purchase Agreement -- The agreement entered into between the Company and a purchaser of Shares, in the form approved by the Company's Board of Directors.

Subsidiary Capital Account -- The bookkeeping record established by the Company for a particular series of shares or class of stock and maintained for the purpose of accounting for items of income and expense, gains and losses, capital contributions, and shareholder distributions which are allocated to the particular series of shares or class of stock.

                                     SUMMARY

The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

THE COMPANY

The Company was incorporated under the laws of Barbados on June 12, 1986 and is registered as a licensee under the Barbados Exempt Insurance Act, 1983 to carry on the business of an Exempt Insurance Company from within Barbados. Its registered and principal offices are located in St. Michael, Barbados. The Company is engaged in the business of assuming insurance risks with respect to motor vehicle mechanical breakdowns insured under policies that are reinsured by MIC. The Company conducts its operations within or from Barbados. (See "Business of the Company.")

THE OFFERING

Securities Being
Offered ...........      Participating Stock, not to exceed 12,000 shares, in
                         series of 100 shares each, without nominal or par value. (See "Description of Capital Stock.")

Offering Price ....      $75.00 per Share, or $7,500 per series.

Terms of Offering .      Shares  of a  series  of  Participating  Stock  will be
                         issued with  respect to a specific MIC  Mechanical
                         Account. Only one series of Shares will be issued with respect to each MIC Mechanical Account.
                         An entire series must be purchased by one or more Eligible Purchasers. See "Eligibility to
                         Purchase the Shares.")

Offering Period ...      This offering commenced as of July 12, 1995 and,
                         subject to termination by the Board of Directors of the Company (the "Board"), will be continuous in accordance with Rule 415 under the 1933 Act. All funds paid by an Eligible Purchaser will be held for the benefit of the Company in an escrow account at Barclays Bank PLC in Bridgetown, Barbados until such time as the related
                         Stock Purchase Agreement has been accepted by the Company. Upon acceptance by the Company of a Stock
                         Purchase Agreement, funds will be paid to the Company and Shares will be issued.


Purchase Procedure..     Eligible Purchasers who wish to purchase Shares will be
                         required to submit to the Company in Barbados the following: (1) two executed Stock Purchase Agreements;
                         (2) a certified or cashier's check in the amount of the purchase price of the Shares payable to "Motors
                         Mechanical Reinsurance Company, Limited -- Escrow
                         Account"; and (3) certification of eligibility.  (See
                        "Eligibility to Purchase the Shares.")

Restrictions on
Transfer ..........      Subject to certain exceptions, the transfer of Shares
                         is subject to the Company's right of first refusal. In addition, the transfer of less than all of the Shares of a series requires prior written consent of the Company. (See "Description of Capital Stock --
                         Restrictions on Transfer.")

Voting Rights .....      Holders of shares of Participating Stock as a class are
                         entitled to elect one out of six members of the Board.
                         Their right to vote on other matters is limited.
                         (See "Description of Capital Stock -- Voting Rights.")

Risk Factors ......      This investment is subject to significant risks.
                         (See "Risk Factors.")

Capital Structure.. As of April 1, 1997, 26,200 shares of Participating Stock representing 262 series were issued and outstanding and were held by 454 shareholders. In addition to the Shares, the Company has authorized 2,000 shares of Common Stock without nominal or par value, all of which have been issued to MIC and are outstanding.

Use of Proceeds ...      The proceeds of this offering are added to general
                         funds of the Company and utilized in its insurance business. (See "Use of Proceeds.")

Plan of
Distribution ......      The Shares are being sold by employees of MIC, on a
                         continuous basis. Neither MIC nor its employees are compensated specifically for their services in that regard, and no commissions are charged or paid in connection with sales of the Shares. (See "Plan of Distribution.")

                               RISK FACTORS

Investment in the Company is subject to significant risk. Prospective investors should carefully consider, together with the information contained elsewhere in this Prospectus, the following:

Relationship with MIC. MIC owns all of the Common Stock of the Company, which permits it to control the Board and determine, among other things, the selection of the Company's officers, outside insurance management company and outside investment adviser. (See "Description of Capital Stock.") The Company has entered into a Retrocession Agreement with MIC pursuant to which risks that MIC reinsures under Policies are "retroceded" to the Company. (See "Business of the Company.") The Company relies exclusively on the Retrocession Agreement and, thus, on MIC for its business. Therefore, any matters adversely affecting MIC may have an adverse impact on the insurance business of the Company. In addition, it should be noted that, under the Retrocession Agreement, only business identified with certain MIC Mechanical Accounts is retroceded. MIC and its subsidiaries have the power to limit the Company's insurance business with respect to MIC Mechanical Accounts.

Pursuant to the Retrocession Agreement, the Company must pay to MIC the amounts of any and all claims paid by MIC in respect of the Policies. Although the Company may, at its own expense, be associated with MIC in the defense of any claim, MIC or its subsidiaries generally have full authority to investigate and settle, or defend, all claims.

The Retrocession Agreement extends for an indefinite term. It generally may be terminated at any time by MIC or the Company upon 30 days written notice. In the event that the Retrocession Agreement is terminated, there is no assurance that the Company could make arrangements which would allow it to continue to operate in the manner described in this Prospectus.

Restrictions Applicable to Certain Retrocessions. At the present time, MIC believes that there is no federal or state law or regulation that impairs its ability to retrocede its risks to the Company. However, certain state insurance laws and regulations are imprecise and subject to varied interpretations, and it is possible that some state administrators could seek to limit retrocession arrangements with a non-United States insurance company or with an insurance company that is affiliated with the ceding company or its producers. Moreover, from time to time, there are legislative and regulatory proposals that could, if adopted, affect the MIC retrocession.

Extension of New Vehicle Warranties. Sales of mechanical service agreements, and thus the business of the Company, may be adversely affected by changes in warranties provided by manufacturers for new motor vehicles. If such warranties are expanded, there could be an adverse affect on the sales of mechanical service agreements, and thus on the retrocession business of the Company.

Risk of Underwriting Losses. Mechanical service agreement risks are unpredictable and highly volatile. If losses and expenses incurred by the Company were to exceed its earned premium and investment income, the Company would incur net losses.

Each series of Shares bears 100% of the losses incurred (to the extent of its respective Subsidiary Capital Account balance) with respect to business attributable to the MIC Mechanical Account related to such series. To the extent such losses are substantial, a holder of Shares might sustain a loss of all or a portion of his or her investment even if other holders of Shares are not similarly affected. In addition, underwriting losses allocable to a particular series may, under certain circumstances, be allocated to the other series. (See "Description of Capital Stock -- Allocations to Subsidiary Capital Accounts.")

Investment Related Risks. The profitability of the Company depends in part on the amount of income that the Company earns on its investments. There can be no assurance that the Company will earn a net investment return which, when added to its earned premium, will be sufficient to offset its liability for claims and expenses. In addition, the Company could suffer investment losses due to declines in the market values of securities in which it invests which may be caused by, among other things, volatile interest rates. The Company invests primarily in U.S. dollar-denominated securities issued outside of the United States by non-U.S. private or governmental issuers and U.S. dollar-denominated bank certificates of deposit issued by foreign banks and foreign branches of U.S. banks. Investing in such securities subjects the Company to certain risks not generally associated with securities issued in the United States. Subject to satisfaction of certain conditions, the Company may make limited investments in non- U.S. dollar denominated bonds on a fully currency-hedged basis. Such forward foreign currency transactions minimize the risk of loss resulting from a decline in the value of the foreign currency relative to the dollar, but may also limit the potential for gain in the event the foreign currency's value increases in relation to the value of the dollar. The instruments that may be used to hedge non-U.S. dollar denominated investments could involve, to varying degrees, elements of credit risk in the event a counterparty should default on its obligation under the hedge instrument. Such credit risk is managed through the selection of financially sound counterparties and periodic monitoring of counterparty financial condition.

United States Tax Considerations. The Company conducts a reinsurance business in Barbados and executes and administers its reinsurance agreements and manages its business affairs from Barbados. On this basis, the Company believes that it should not be deemed to be engaged in business within the United States through a permanent establishment, and, therefore, the Company believes it should not be subject to United States income tax. However, given the factual nature of the questions involved and certain aspects of the Company's treaty reinsurance program related to the United States, there can be no assurance that for tax purposes the Company ultimately will not be deemed to be engaged in business within the United States through a permanent establishment. In such event, the Company would be subject to United States income tax on business profits attributable to such permanent establishment, as well as an additional 5% branch profits tax.

Under captive insurance company provisions contained in the Internal Revenue Code, each holder of Shares generally will be subject to United States income tax currently on his or her pro rata share of the earnings of the Company, whether or not such earnings are distributed. To the extent that the Company were subject to United States income tax on its business profits, the holders of Shares would not be subject to current tax on such profits, but the holders of

Shares would be subject to tax on actual distributions of the Company with respect to such profits. (See "United States Federal Tax Considerations -- United States Federal Income Tax Consequences -- The Shareholders.")

No representation is made as to the effect that any change in United States tax laws or the interpretation thereof may have on the Company or holders of Shares.

Risks Related to Foreign Business Operations. The Company's business is conducted outside of the United States and may, consequently, be affected by changes in foreign governments and by other political and economic conditions. As a Barbados corporation, the Company is subject to the provisions of the Barbados Companies Act, 1982. (See "Description of Capital Stock -- Barbados Corporate Law Provisions.") In addition, the Company has received a guarantee from the Barbados Minister of Finance effectively exempting it from Barbados taxes for a period ending December 31, 2016.

Competition and Loss of Business. The business of insuring risks under motor vehicle mechanical service agreements is highly competitive, with many companies seeking the business produced by motor vehicle dealers. Since all of the Company's business is currently derived from the Retrocession Agreement, the volume of the Company's business is dependent, to some extent, upon the marketability of agreements and plans developed by GM and its subsidiaries, including MIC, and offered through motor vehicle dealers. In addition, GM may choose not to insure its liability under mechanical repair plans with MIC or its subsidiaries.

Barbados Regulatory Limitations. Barbados insurance law requires that the Company maintain certain levels of capital and surplus in relation to its earned premium. To the extent that the net asset value of the Company does not meet these minimum requirements and to the extent that a Subsidiary Capital Account does not support the business attributable to such account, the Company may reduce the amount of its business attributable to such deficient Subsidiary Capital Account.

Reliance on Outside Consultants. The Company does not have any full-time officers or employees. The Company relies on outside consultants for insurance management, day-to-day administrative services, and investment advice. (See "Business of the Company.")

Dividends. Although the Company's Restated Articles of Incorporation (the "Articles") (see Appendix A) provide for a minimum annual dividend to holders of Shares under certain circumstances, the ability of the Company to pay any dividend is subject to compliance with Barbados insurance regulatory requirements, the Barbados Companies Act and other limitations provided in the Company's Articles. (See "Dividends.")

No Public Market; Restrictions on Transfers. There is no public market for the Participating Stock or the other capital stock of the Company, and none is expected to develop. In addition, the Participating Stock is subject to substantial restrictions on transfer. Except for transfers to certain members of a transferor's family, certain trusts, certain business affiliates, or estates, a transfer of any series of shares is subject to the Company's right of first refusal, and a transfer of less than all of the shares of a series cannot be made without the express written consent of the Company. All transferees must agree to be bound by the provisions of a Stock Purchase Agreement, including, among other things, restrictions on the transfer of their shares. (See "Description of Capital Stock -- Restrictions on Transfer," "Eligibility to Purchase the Shares," and "Plan of Distribution.")

Share Redemption. The Board of Directors of the Company has the right to cause a redemption of the shares of Participating Stock of any series at any time and for any reason. This permits, among other things, the Board of Directors to redeem, at its discretion, shareholders who produce unsatisfactory business on a continuing basis. The Board also may reject a request for redemption by a shareholder. (See "Description of Capital Stock -- Redemption.")

                       ELIGIBILITY TO PURCHASE THE SHARES

Shares of a series may be purchased only by an individual or entity certified by all the owner(s) of the Franchise(s) for which an MIC Mechanical Account is maintained, as a purchaser of all or part of a series of Shares in respect of such MIC Mechanical Account ("Eligible Purchaser"). There are no formal eligibility requirements for certification. Franchise owner(s) have complete discretion with respect to whom they choose to certify as Eligible Purchasers (including themselves), provided that all beneficial owners of the dealership operating under the Franchise consent to such designation. In addition, the Company has complete discretion to accept or reject any offer to purchase Shares. No more than one series of Shares is issued with respect to each MIC Mechanical Account. No Shares of a series are issued unless executed Stock Purchase Agreements (see Appendix B) for all Shares of that series have been received and accepted by the Company.

A prospective purchaser is considered to be properly certified if the Company has received a certificate in the form furnished by the Company (see Appendix C) from each owner of the particular Franchise(s) stating that the prospective purchaser has been designated by such owner(s) to be eligible to purchase the particular Shares and representing that all beneficial owners of the dealership operating under the Franchise have consented to such designation. In addition, the prospective purchaser must execute a Stock Purchase Agreement and forward that agreement, together with payment for the Shares purchased, to the Company. Stock Purchase Agreements are subject to acceptance by the Company. (See "Plan of Distribution.")

Transfer of Shares is subject to certain restrictions. If less than all the Shares of a series are transferred, the Company must give its consent. In addition, the Company has a right of first refusal to purchase any Shares which the holder attempts to transfer. However, a transfer is not subject to either of the foregoing restrictions if the transferee falls into one of the categories of designated transferees set forth in the Articles. (See "Description of Capital Stock -- Restrictions on Transfer.")

                                 USE OF PROCEEDS

The offering of the Shares pursuant to this Prospectus is being made on a continuous basis. This means that it is not possible to predict how many series of Shares will ultimately be purchased or the maximum net proceeds to be derived by the Company from this offering.

The proceeds derived from this offering are added to the general funds of the Company to provide a pool of funds for the payment of future claims in the event premiums prove insufficient to cover such claims. Under Barbados law, the Company is required to have minimum net assets, determined by reference to the annual earned premium. All of the Company's available capital, including the proceeds of this offering, is invested by its investment advisor in accordance with guidelines established by the Board. The Company believes that the proceeds derived from this offering will be sufficient, together with its other capital, to support the Company's insurance operations for the foreseeable future.

The consideration received by the Company upon issuance of a series of Shares is allocated to the Subsidiary Capital Account established with respect to that series of Shares. (See "Description of Capital Stock - Allocations to Subsidiary Capital Accounts.")

                         DETERMINATION OF OFFERING PRICE

There is no public trading market for the Shares nor is one expected to develop. The price per Share reflects the projected capital needs of the Company and bears no relationship to any valuation criteria.

                                    DIVIDENDS

Dividends may be declared and paid at the discretion of the Board, provided that each holder of Shares of a series will be entitled to receive a minimum dividend, payable annually, equal to 20% of the annual net income attributable to the Subsidiary Capital Account associated with that series of Shares. In all events, however, dividends are subject to the restrictions described in the following paragraphs.

Pursuant to the general corporate laws of Barbados, dividends on the Shares are payable only if after the payment: (a) the Company would be able to pay its liabilities as they come due; and (b) the realizable value of the Company's assets exceeds its liabilities and stated capital of all classes. Dividends may not be paid out of unrealized investment gains. Further, under Barbados insurance law, the Company is required to maintain a minimum capitalization of $125,000 and, in addition, the recorded value of its assets must exceed its liabilities by: (a) $125,000 where the earned premium in the preceding financial year did not exceed $750,000; (b) an amount equal to 20% of the earned premium for the preceding financial year, where such income exceeded $750,000 but did not exceed $5,000,000; and (c) an amount equal to the aggregate of $1,000,000 and 10% of the amount by which the earned premium for the preceding financial year exceeded $5,000,000. (See "Description of Capital Stock -- Barbados Corporate Law Provisions.")

In addition to the provisions of Barbados law, the Articles place limitations on the payment of dividends. Dividends may be declared and paid only out of the earned surplus of the Company and only if the Company, after giving effect to the distribution, meets the Barbados margin of solvency requirements without regard to any letters of credit. Further, dividends with respect to any series of Shares may be paid only out of earned surplus attributable to the Subsidiary Capital Account identified with those Shares, and only to the extent that, after giving effect to the dividend, the capital and surplus identified with that Subsidiary Capital Account (without regard to any guarantee or letter of credit) would meet its pro rata share, based on allocable earned premium, of the minimum margin of solvency required of the Company under Barbados law, as described in the preceding paragraph. To the extent a dividend, other than a minimum dividend, is declared on the Shares, it will be declared and paid subject to the foregoing limitations on all series of Shares as a percentage of the net income and/or earned surplus attributable to each series, provided that such percentage may vary with the level of net income and/or earned surplus.

In March of 1997 and April of 1996 and 1995, the Company declared dividends on the Shares aggregating $4,196,730, $4,007,483 and $1,188,614, respectively. These dividends, in each case, were declared as a varying percentage of earned surplus attributable to each series of Shares with the percentage applicable to each series depending on the amount of earned surplus attributable to such series. The applicable percentages were 20% to 45% for dividends declared in 1997, 20% to 60% for the dividend declared in 1996, and 15% to 40% for the dividend declared in 1995.

Dividends on the Common Stock are also subject to the restrictions under Barbados law and the Articles described above. In addition, the Articles provide that dividends may not be declared or paid on the Common Stock unless and until each holder of Shares of a series has received any minimum dividend to which he is entitled for the current period and may be declared and paid only to the extent that the earned surplus attributable to the Common Stock exceeds Restricted Earned Surplus. (See "Description of Capital Stock -- Allocations to Subsidiary Capital Accounts.")

                             BUSINESS OF THE COMPANY

The Company was incorporated in Barbados on June 12, 1986. It became registered in Barbados as an insurer on June 30, 1986 and commenced operations in December, 1987. The Company was organized by MIC. All of MIC's outstanding stock is owned by General Motors Acceptance Corporation which, in turn, is a wholly owned subsidiary of General Motors Corporation ("GM").

The business of the Company is the assumption of risks arising under mechanical breakdown protection plans sold to purchasers of automobiles. These plans provide coverage against specific automobile mechanical breakdowns during the manufacturer's new vehicle warranty period that are not attributed to manufacturing defects and coverage for certain specified mechanical breakdowns (whether or not caused by manufacturing defects) beyond the period covered by the manufacturer's warranty. The risk of loss under these plans is covered by insurance policies that are issued either to GM or to automobile dealers, reinsured by MIC, and retroceded to the Company to the extent that such policies are attributable to an MIC Mechanical Account in respect of which a series of Shares is issued and outstanding.

Reinsurance is a means of transferring the risk of loss arising under a contract of insurance from the company that initially insured the risk to the reinsurer. Retrocession is the transfer of the risk borne by the reinsurer (the "retroceding company") to another company which, in turn, assumes such risk (the "retrocessionaire"). Retrocession agreements are of numerous different types and may be individually negotiated by the parties to meet particular needs. Under a "quota share" indemnity retrocession agreement, such as the Retrocession Agreement between MIC and the Company, the retrocessionaire (the Company) is paid ("ceded") a certain percentage of the premiums collected by the retroceding company (MIC) and, in return, agrees to indemnify the retroceding company for a certain percentage of the losses in respect of those risks. Further, a "treaty" arrangement, such as is involved here, covers all risks of a defined class. Under the terms of the Retrocession Agreement, the Company assumes 100% of each risk retroceded to it by MIC in return for which it receives 75% of the gross premium with respect to the risk, reduced by related agents' or brokers' commission if any. The remaining 25% of the gross premium is retained by MIC as a ceding commission.

A major source of income to the Company is income earned on the investment of amounts not currently required to meet claims or expenses. The principal funds available for investment by the Company come from accumulated capital, and the cumulative excess of premiums collected over losses and operating expenses paid. Rothschild Asset Management Limited ("Rothschild") manages the investment and reinvestment of the Company's funds in accordance with the investment policies and guidelines established by the Board. Rothschild charges a management fee of 0.3% per annum on the first $20,000,000 of assets under management based on the market value of the Company's investment portfolio at the end of each calendar quarter, and 0.15% per annum on the excess thereof.

The Company has entered into an Insurance Management Agreement (the "Management Agreement") with Alexander Insurance Managers (Barbados) Ltd. (the "Manager"), pursuant to which the Manager collects and disburses funds on behalf of the Company, provides accounting, clerical, telephone, telex, facsimile, information management and other services for the Company, and advises and consults with the Company in regard to all aspects of the Company's retrocession activities. Under the terms of the Management Agreement, the Company pays the Manager a fixed annual fee plus a monthly variable fee based on the number of outstanding Shares at each calendar month end. For the year ended December 31, 1996, the Company paid fees to the Manager in the amount of $204,674.

                             SELECTED FINANCIAL DATA

The following selected financial data for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 have been derived from financial statements audited by Deloitte & Touche, independent chartered accountants, whose report with respect to their audits of the financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 is included elsewhere in this Prospectus. This information should be read in conjunction with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this Prospectus.



                                           December 31
                            1996          1995           1994          1993       1992
                            ----          ----           ----          ----       ----

Premiums Assumed       $ 47,410,037   $44,084,952    $38,371,896   $27,779,063  $19,386,455
                       ============   ===========    ===========   ===========  ===========
Premiums Earned        $ 36,077,699   $28,800,689    $21,316,685   $15,429,611  $13,005,184
Net Investment
  Income                  5,341,924     5,563,573      1,227,816     2,700,242    2,522,712
                       ------------   -----------    -----------   -----------  -----------
Total Income             41,419,623    34,364,262     22,544,501    18,129,853   15,527,896
Less Losses and
  Expenses               33,965,100    27,462,338     20,825,943    15,425,146   12,020,682
                       ------------   -----------    -----------   -----------  -----------
Net Income*            $  7,454,523   $ 6,901,924    $ 1,718,558   $ 2,704,707  $ 3,507,214
                       ============   ===========    ===========   ===========  ===========
Dividends Per
  Common Share                    0             0              0             0            0
Total Assets           $106,041,164   $91,526,976    $66,012,284   $50,359,633  $36,847,490
Total Policy
  Reserves and
  Other Liabilities      88,479,590    76,350,313     60,246,641    42,430,269   29,777,783
Stockholders' Equity     17,561,574    15,176,663      5,765,643     7,929,364    7,069,707
Dividends Paid on
  Participating Shares    4,007,483     1,188,614      2,156,304     2,021,504    1,021,705


*/ Information as to earnings per share is not provided inasmuch as the results for each series of stock will vary with the underwriting experience attributable to each Subsidiary Capital Account established with respect to that series. See
Note 2 to the financial statements.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity. The Company expects to generate sufficient funds from operations to cover current liquidity needs. The Company's liquidity requirements are related to payment of insurance losses, administrative expenses, and dividends. Premiums generated by the Company's reinsurance business, combined with investment earnings plus proceeds from the sale of Shares, will continue to be the principal sources of funds for the Company. Although losses are expected to increase due to the increased level of premiums assumed in each preceding year and the anticipated incidence of claims following the expiration of manufacturers' warranties, available funds from the sources identified above have also grown. Net cash provided by operating activities has increased to $17,588,199 in 1996 and $16,418,640 in 1995 from $14,960,494 in 1994. The
Company believes that such funds will be sufficient to meet its liquidity requirements in 1997 and in future years to which its reinsurance liabilities extend. No capital expenditures are expected during the next few years.

The Company had unearned premium reserves of $84,084,870 as of December 31, 1996, and $72,752,532 as of December 31, 1995. These amounts are attributable to the long-term nature of the contracts sold. Such contracts may extend for up to 72 months from date of issue. In addition, the risk of loss to the Company under the contract arises primarily after the underlying manufacturer's warranty expires. For new vehicles, the warranty generally covers 36 months or 36,000 miles. For used vehicles, the applicable warranty period depends on the unexpired portion of the original manufacturer's warranty at the time of purchase of the vehicle. Because the Company has little risk of loss prior to expiration of the underlying manufacturer's warranty, most premium is not recognized as earned until such expiration. Since very little premium is recognized as earned until the expiration of the underlying warranty, most of the premium written in any year is recorded as unearned.

On March 27, 1997, the Board of Directors authorized the payment of dividends to eligible holders of Participating Shares aggregating $4,196,730. See "Dividends" for a discussion of dividends paid and legal restrictions on the payment of dividends.

Capital Resources. Capitalization of the Company, as of December 31, 1996, was comprised of paid-in capital with respect to the Common Stock of $200,000, paid-in capital with respect to the Shares of $1,905,000 (compared with $1,807,500 and $1,665,000 as of December 31, 1995 and 1994, respectively), and earnings retained for use in the business of $14,913,053. Barbados law requires that the Company's net assets equal at least the aggregate of $1,000,000 and 10% of the amount by which the earned premium exceeded $5,000,000 in the previous year. If the Company's net assets are less than mandated by Barbados law, the Company has the right to reduce the business related to a Subsidiary Capital Account by retrocession or any other means to the extent necessary to permit the Subsidiary Capital Account to meet its pro rata share of the Company's required capital and surplus. At January 1, 1997, the Company's required minimum net assets computed in accordance with Barbados law was approximately $4,107,770, compared to total capital and retained earnings computed for purpose of Barbados law of $ 17,018,053.

Results of Operations. During the year ended December 31, 1996, the Company had net income of $7,454,523 compared to $6,901,924 and $1,718,558 for the years ended December 31, 1995 and 1994, respectively. As described below, the increase in net income during 1996 compared to the previous year was primarily due to the improved underwriting results which were partially offset by a small decrease in investment income. The increase in net income during 1995 compared to the previous year was the result of realized gains on the sale of investments, increases in interest earned and improved underwriting results.

The Company had net underwriting income of $2,112,599 in 1996 compared to $1,338,351 and $490,742 for the years ended December 31, 1995 and 1994, respectively. The increase in underwriting income during 1996 was the result of an increase in the amount of premiums earned coupled with a modest improvement in the loss ratio (the ratio of losses incurred to premiums earned). During 1996, the Company had earned premiums of $36,077,699 compared to $28,800,689 and $21,316,685 during 1995 and 1994, respectively. Increased premium income has been generated by the issuance of additional series of Shares during the year ended December 31, 1996, and the continuing flow of reinsurance premiums from series issued in prior years. During 1996, the Company issued 16 new series of Shares and redeemed 3 series of Shares for a net increase of 13 series. There were a total of 254 series outstanding at December 31, 1996 compared to 241 and 222 series of Shares outstanding at December 31, 1995 and 1994, respectively.

The Company incurred losses and administrative expenses during the year ended December 31, 1996 of $33,965,100 compared with $27,462,338 and $20,825,943 for the years ended December 31, 1995 and 1994, respectively. Expenses in 1996 were comprised of losses paid and provisions for losses incurred of $24,037,827, ceding commissions and excise taxes of $9,378,748 and operating expenses of $548,525. Losses incurred in 1995 and 1994 were $19,431,032 and $14,830,166 respectively. The loss ratio for the year ended December 31, 1996 was 66.6% compared to 67.5% and 69.6% for the years ended December 31, 1995 and 1994, respectively.

The Company incurred operating expenses during the year ended December 31, 1996 of $548,525 compared to $544,837 and $455,238 for the years ended December 31, 1995 and 1994, respectively. MIC has agreed to pay directly certain costs of registering and issuing shares if such costs cannot be allocated to the subsidiary Capital Account for the Common Stock. In 1996 $64,848 of such costs were paid directly by MIC compared to $171,079 and $162,989 for the years ended December 31, 1995 and 1994, respectively.

Investment income in 1996 was $5,341,924 compared to $5,563,573 and $1,227,816 for the years ended December 31, 1995 and 1994, respectively. The decrease in investment income during 1996 compared to 1995 was attributable to an overall decline in yields in U.S. and non-U.S. dollar positions. The increase in investment income during 1995 compared to 1994 was attributable to realized gains on the sale of investment securities and an increase in interest earned. The sale of investment securities for the year ended December 31, 1996 resulted in realized gains of $64,244 compared to realized gains of $1,404,232 for the year ended December 31, 1995, and realized losses of $1,543,358 for the year ended December 31, 1994. The realized gains during 1995 were due to increased sales of investment securities to take advantage of market opportunities presented by fluctuations in interest rates. Interest earned for the year ended December 31, 1996 was $5,277,680 compared to $4,159,341 and $2,771,174 for the years ended December 31, 1995 and 1994, respectively. The increase in interest earnings during 1996 was largely a result of an increase in the amount of assets under management.

Unrealized appreciation on investment securities held at December 31, 1996 was $543,521 compared to unrealized appreciation at December 31, 1995 of $1,651,621. The change in unrealized appreciation as of December 31, 1996 compared to December 31, 1995 is in large part attributable to the fact that the Company's portfolio at December 31, 1996 comprised primarily U.S. dollar securities and U.S. yields were approximating fair market value at that time.

At December 31, 1996, 100% of the Company's investments were in U.S. dollar-denominated fixed-income securities compared to 78.5% at December 1995 when approximately 21.5% of the Company's investments were in non-U.S. dollar-denominated bonds, on a fully currency-hedged basis. The Company's investment manager seeks to identify non-U.S. dollar-denominated investments that offer a higher rate of return (net of hedging costs) than would be available in the market for similarly rated U.S. dollar-denominated bonds. The instruments used to hedge non-U.S. dollar-denominated investments involve, to varying degrees, elements of credit risk in the event a counterparty should default on its obligation under the hedge instrument. Such credit risk is managed through the selection of financially sound counterparties and periodic monitoring of counterparty financial condition. The Company's investment guidelines do not permit the use of financial instrument derivatives in managing interest rate risk.

Pursuant to the retrocession Agreement, the Company must furnish to MIC collateral in the form of an irrevocable letter of credit of at least 12 months duration equal in amount to the unearned premium in respect of risks retroceded and unpaid loss reserves (including reserves for losses incurred but not reported) otherwise required to be maintained by MIC in respect of the Policies. As of December 31, 1996, the Company had furnished such a letter of credit in the amount of $67,350,000.



                                   MANAGEMENT

DIRECTORS AND OFFICERS

Five of the current directors of the Company were elected by MIC through its ownership of the Common Stock the Annual Shareholders Meeting held on March 27, 1997 and one director was elected by the holders of the Shares at such meeting. The directors and officers of the Company are as follows:

                                   POSITION WITH THE COMPANY
                                   (AND OTHER EMPLOYMENT DURING PAST FIVE YEARS)
    NAME                     AGE


William B. Noll ............  54     Chairman and Chief Executive Officer,
                                     President and Director (Executive Vice
                                     President & Chief Financial Officer, Motors
                                     Insurance Corporation ("MIC") March 1993;
                                     Group  Vice-President, MIC, 1991-1993;
                                     Vice President, MIC, 1989-1990).

                                     Mr. Noll became President and Director in
                                     April of 1995.

Louis S. Carrio, Jr. ......   53     Vice-President and Director
                                     (Vice-President, MIC).

                                     Mr. Carrio became Vice President and
                                     Director in June of 1991.

Bernard J. Buselmeier ......  41     Vice-President and Director (Vice-President
                                     and Treasurer, MIC, March 1993; Treasurer,
                                     MIC, 1989- 1993).

                                     Mr. Buselmeier became Vice-President and
                                     Director in April of 1995.

John J. Dunn, Jr...........   38     Vice-President and Director (Assistant
                                     Treasurer, MIC, 1995; previously manager,
                                     Coopers & Lybrand, L.L.P.)

                                     Mr. Dunn became a Director in April of
                                     1996.

Peter R. P. Evelyn ........   55     Director (Attorney, Evelyn, Gittens &
                                     Farmer, a Barbados law firm).

                                     Mr. Evelyn has been a Director since 1986.

Gregory Greenwood .........   37     Director (Greenwood Chevrolet, Youngstown,
                                     Ohio)

                                     Mr. Greenwood became a director in March of 1997

Ronald W. Jones ...........   44     Vice-President, Finance (Managing Director,
                                     Alexander Insurance Managers (Barbados)
                                     Ltd.).

                                     Mr. Jones has served as Vice-President,
                                     Finance since 1987.

Michael R. Boyce ...........  58     Secretary (Principal, Colybrand Company
                                     Services, Limited, Barbados, since 1993;
                                     previously principal, Price Waterhouse,
                                     Eastern Caribbean).

                                     Mr. Boyce was elected Secretary in 1994.
                                     Mr. Boyce served previously as Assistant
                                     Secretary to the Company.

The directors and officers named above serve in those capacities until the annual meeting of shareholders next following their election.

                              CERTAIN TRANSACTIONS

It is the Company's policy not to make loans to any of its officers, directors, control persons or other affiliates.

All transactions between the Company and its officers, directors, employees and affiliates, will be on terms no less favorable to the Company than can be obtained from unaffiliated parties. Any such transactions will be subject to the approval of a majority of the disinterested members of the Board of Directors.

                          DESCRIPTION OF CAPITAL STOCK

The Company is currently authorized to issue 2,000 shares of Common Stock, without nominal or par value per share, all of which have been issued to MIC and are outstanding. In addition, the Company is currently authorized to issue
100,000 shares of Participating Stock (the "Shares"), also without nominal or par value per share (collectively, the Shares and the Common Stock are referred to as the "Capital Stock"). The Shares are issued in series of 100 shares. As of March 1, 1997, 26,000 Shares representing 260 series had been issued and were outstanding and were held of record by 453 shareholders. All of the Capital Stock is, when issued and outstanding, fully paid and nonassessable. No shares of Capital Stock have conversion, preemptive or sinking-fund rights.


ALLOCATIONS TO SUBSIDIARY CAPITAL ACCOUNTS

The Company has established a Subsidiary Capital Account with respect to the Common Stock as a class, and establishes such an account with respect to each series of Shares at the time a series is issued. Subsidiary Capital Accounts are maintained solely for the purpose of the allocations described below, and do not serve any other legal or accounting function. None of the Company's assets are segregated or earmarked with respect to those accounts.

The consideration received by the Company upon the issuance of a particular series of Shares and the Common Stock as a class are allocated to the Subsidiary Capital Account for that series or class. Items of income and expense, and losses, attributable to insurance underwriting activities are determined and allocated to the Subsidiary Capital Accounts as of the end of each quarter. Investment experience, and other items of income and expense, gains and losses and distributions with respect to the Capital Stock, are determined and allocated to the Subsidiary Capital Accounts as of the end of each quarter. All such accounting determinations are made using United States generally accepted accounting principles, unless otherwise required by the Articles.

For purposes of the following discussion, items shall be "related" to the Subsidiary Capital Account for the series identified with the MIC Mechanical Account to which such items can be attributed.

(1)    Allocations with respect to underwriting activities are made as follows:

       (a) With respect to premiums ceded by MIC to the Company, 100% to the related Subsidiary Capital Account; provided, however, that an amount equal to 1-1/3% of those premiums, net of related ceding commissions, are subtracted from such Subsidiary Capital Account and allocated to the Subsidiary Capital Account for the Common Stock.

       (b) With respect to any agents' or brokers' commissions, commissions recaptured, unearned premiums, reinsurance premiums ceded, and any United States excise tax, 100% to the related Subsidiary Capital Account.

       (c)      With  respect  to losses  incurred,  and any  amount of losses
                recovered  through  salvage,  subrogation,   reimbursement  or
                otherwise, 100% to the related Subsidiary Capital Account.

       (d) With respect to return premiums, 98-2/3% to the related Subsidiary Capital Account and 1-1/3% to the Subsidiary Capital Account for the Common Stock.

(2) Any expenses or liabilities attributable to day-to-day Company operations, excluding any United States Federal income taxes, are allocated among all Subsidiary Capital Accounts for the Shares pro rata in accordance with the number of series issued and outstanding at the end of the fiscal quarter in which the expense or liability is incurred, provided that for purposes of such allocation, series of Shares issued during the current calendar year and series with respect to which unearned premium is zero as of the date of such allocation, shall be excluded.

(3) Any United States Federal income tax liability (and any interest thereon or any penalties related thereto) is allocated among the Subsidiary Capital Accounts based upon the relative contribution of each of those accounts to the taxable income of the Company upon which the tax (or any interest or penalties) is imposed.

(4) Any expenses or liabilities attributable to the sale and issuance of Shares, including but not limited to the costs of compliance with regulations and requirements of the Securities and Exchange Commission and state securities laws (but not including ongoing periodic reporting costs), are allocated to the Subsidiary Capital Account for the Common Stock; however, MIC may undertake to pay such expenses.

(5) Any expenses or liabilities of the Company not allocable in the manner described in paragraphs 2 through 4 above are allocated among the Subsidiary Capital Accounts on the basis of the relative balances of those accounts as of the end of the quarter preceding the date on which the expense or liability is incurred.

(6)    (a)     Investment  income,  net of any  direct  investment  expense,  is allocated among the Subsidiary Capital Accounts pro rata based upon the relative Investment Asset Balance (as defined in subparagraph (b) below) of each of those accounts as of the last day of the quarter preceding the quarter for which the investment income is being allocated. For these purposes, net investment income includes realized (but not unrealized) gains and losses.

       (b) The Investment Asset Balance of each Subsidiary Capital Account is equal to the capital and surplus of each account, increased by:

               (i) the unearned portions of the written premiums that have been collected by the Company attributable to those accounts as of the last day of the quarter preceding the quarter for which the income is being allocated, net of any applicable commissions and taxes;

               (ii) the outstanding loss reserves attributable to each of those accounts as of the last day of the quarter preceding the quarter for which the income is being allocated; and

              (iii) any other outstanding liability that has been charged to the account as of the last day of the quarter preceding the quarter or which the income is being allocated.

(7)      (a)   If, after the credits and charges  described  in  paragraphs
               1-6 above are made to the Subsidiary Capital Accounts there exists a deficit in one or more of the accounts, then each such deficit is allocated to and charged against:

               (i) first, the Subsidiary Capital Account for the Common Stock to the extent of Restricted Earned Surplus (the phrase "Restricted Earned Surplus" refers to the portion of the earned surplus, if any, in the Subsidiary Capital Account for the Common Stock equal to that 1-1/3% of the premiums ceded to the Company during the immediately preceding five-year period which was subtracted from the Subsidiary Capital Accounts for the Shares pursuant to paragraph 1(a) above, net of losses allocated to that account during such period pursuant to the allocation procedure described in this paragraph 7 and net of return premiums allocated to that Account during such period pursuant to the allocation procedure described in paragraph (1)(d) above);

             (ii)   then, the Subsidiary  Capital  Accounts for the Shares,
                    pro rata, based upon the relative earned premiums allocated to each such account for the quarter for which the allocation is being made, provided, however, that only accounts which have positive balances are taken into account for purposes of this allocation;

            (iii) then, the remaining Subsidiary Capital Accounts for the Shares with positive balances as of the last day of the quarter for which the allocation is being made, pro rata, based upon such balances; and

             (iv) then, to the extent necessary, the Subsidiary Capital Account for the Common Stock.

         (b) If, as a result of an allocation of a deficit as described in subparagraph (ii) or (iii) of paragraph (a) above, a deficit is created in one or more of the Subsidiary Capital Accounts, then the resulting deficit(s) are further allocated in the manner provided in that subparagraph before applying a subsequent subparagraph.

         (c) Notwithstanding the foregoing, if any Subsidiary Capital Account for a series of Shares had a deficit that was allocated to and charged against the Restricted Earned Surplus or, after January 1, 1995, to the Subsidiary Capital Account for any series of shares, then at the end of any succeeding quarter for which that account otherwise would show an account balance greater than zero, the balance is reallocated to the Restricted Earned Surplus until all reductions of that surplus attributable to that Subsidiary Capital Account have been restored and thereafter, to the Subsidiary Capital Accounts for the Shares, pro rata based on the relative amount of deficits allocated to such accounts, until all reductions of such Subsidiary Capital Accounts after January 1, 1995 have been restored.

               Thus, a loss in a Subsidiary Capital Account which exceeds the balance in that account is absorbed by other Subsidiary Capital Accounts, in general, as follows: The amount of such excess losses is charged first to the Restricted Earned Surplus portion of the Subsidiary Capital Account of the Common Stock. Any remaining losses, should the Restricted Earned Surplus be exhausted, are allocated among the Subsidiary Capital Accounts of other participating series. Any then unabsorbed losses are charged to the Subsidiary Capital Account of the Common Stock. Funds drawn from the Restricted Earned Surplus or the Subsidiary Capital Accounts for the shares in the manner described above must be restored from the Subsidiary Capital Account that drew the funds if at any time it returns to a positive balance.

(8)      (a)   Dividends,   payments   upon   redemption   or   liquidation
               (described below), and any other distributions with respect to the Capital Stock are allocated to the Subsidiary Capital Account for the class or series with respect to which the dividend, payment or distribution was made.

          (b) Where all Shares of a series are repurchased by the Company pursuant to its right of first refusal or redeemed in accordance with the Company's procedures for redemption, the Subsidiary Capital Account for that series is terminated. Thereafter, all income, expenses, gains and losses that would have been allocated to the terminated account, will be allocated among the Subsidiary Capital Accounts of the existing series of Shares pro rata based upon relative earned premiums attributable to such accounts for the calendar quarter in which the item was earned or incurred; provided, however, that a net deficit for any such period is allocated to the Subsidiary Capital Account for the Common Stock (to the extent of Restricted Earned Surplus) before allocating any remaining deficits to the Subsidiary Capital Accounts for the participating series.

Using the procedures described above, the Company has allocated items of gain and loss to the Subsidiary Capital Account for each series. Initially each Account had a balance of $7,500 representing the amount paid for the Shares of that series. During the year ended December 31, 1996, $2,661,124 of net underwriting gains and $548,525 of administrative expenses were allocated among the 254 series of Shares outstanding as of December 31, 1996, and $5,341,924 of net investment income was allocated among such series of Shares and the Common Stock.

As of December 31, 1996, 214 series of Shares outstanding had balances greater than $7,500 (ranging from $7,788 to $534,098) and 40 of such series had balances less than $7,500 (ranging from $7,339 to zero). (The amounts in the Subsidiary Capital Accounts can fluctuate substantially and therefore may not be indicative of future results.) At December 31, 1996, an aggregate of $2,207,958 had been advanced from the Restricted Earned Surplus (which forms a portion of the Account established for the Common Stock owned by MIC) to 32 Subsidiary Capital Accounts and remained outstanding at that date. In addition, at December 31, 1996, net deficits of $537,992 associated with 4 series of Shares that have been redeemed had been charged against Restricted Earned Surplus and remained outstanding at that date. As of December 31, 1996, $981,497 of aggregate deficits has been reallocated among the Subsidiary Capital Accounts of the Shares and remained outstanding. Of this amount $284,048 is available to be recovered from deficit accounts should they return to profitability and to the extent that the risk fund is repaid in full.

     The Subsidiary Capital Account for the Common Stock had, at the time it was established, a balance of approximately $200,000, representing the capital paid in by MIC for the 2,000 shares of the Common Stock issued to it. That Subsidiary Capital Account is not affected directly by underwriting gains and losses attributable to the various Subsidiary Capital Accounts related to series of Shares, but is affected by those gains and losses indirectly to the extent that one of the Subsidiary Capital Accounts for a series of Shares incurs a deficit, in which case resort to the Subsidiary Capital Account for the Common Stock will result, in the manner described above.

The allocations of income and expense, gains and losses, and distributions described above are subject to approval by the Board, and when finally so approved are considered final and conclusive and will be binding on all holders of Shares for all purposes including without limitation any redemption of Shares pursuant to the Company's procedures for redemption. (See "Description of Capital Stock -- Redemption.")

Barbados insurance law requires that the Company maintain certain levels of net assets, which for this purpose are calculated without taking into account unrealized gains or losses. The Company is currently in compliance with these requirements. However, in the event that the Company is unable to comply with such requirements in the future, it has the right to reduce the business related to a Subsidiary Capital Account by retrocession or any other means to the extent necessary to permit the Subsidiary Capital Account to meet its pro rata share of the Company's required capital and surplus.

VOTING RIGHTS

Subject to the following, holders of Capital Stock are entitled to one vote for each share held on any question on which the holder is entitled to vote. The matters on which holders of Capital Stock are entitled to vote, and the relative voting rights of each class of stock, are set forth below.

Election of Directors. The holders of Shares as a class are entitled to elect one director of the Company and one alternate director, and the holders of Common Stock as a class are entitled to elect five directors and up to five alternate directors. At least one of the directors must be resident in Barbados. Cumulative voting is not permitted.

Proxies. Any shareholder of the Company may appoint another person as his or her proxy to act on behalf of the appointing shareholder at any annual meeting of the Company. The appointment of a person as proxy for a shareholder must be in writing.

Liquidation. The Company may be liquidated upon the vote of at least 75% of the outstanding Shares. (See "Description of Capital Stock -- Liquidation.")

Changes in Articles and By-Laws. No change may be made in the Articles or By-Laws unless a majority of the Shares, and a majority of the Common Stock, present in person or by proxy and voting at a meeting at which a vote on that issue is put forth for a vote, approve the change. In addition, no amendment may vary the rights associated with any one series unless either the rights associated with all other series are similarly changed or a majority of the holders of the Shares of each series present in person or by proxy at a meeting vote in favor of the amendment.

Other Matters. Any matters other than those described above which call for a shareholder vote require only approval by a majority of the outstanding shares of Common Stock.

REDEMPTION

Pursuant to the Articles, the Capital Stock may be redeemed as follows: The Company may redeem outstanding Shares of a series at any time for any reason if the redemption of such Shares is approved by a majority of the Board of Directors, provided that the Director representing the Shares must vote in favor of the action being taken. The Common Stock is nonredeemable in all circumstances.

A redemption of Shares is effective as of the date specified by the Board of Directors but no later than the end of the calendar year in which the redemption was approved by the Board. This date is referred to hereinafter as the "Redemption Date." The consideration payable to the holders of redeemed Shares will be the Subsidiary Capital Account balance ("Account Balance") of those Shares as of the Redemption Date, as adjusted by the Board to reflect unrealized gains and losses on investments held by the Company and any contingent liabilities allocable to such account. Each holder of redeemed Shares will receive the pro rata portion of the Account Balance that corresponds to the proportionate number of Shares of the series owned. The Account Balance will be paid within five months of the Redemption Date and bear interest from the Redemption Date until the date of payment at a rate equal to the yield on 26-week U.S. Treasury Bills for the issue immediately following the Redemption Date.

Upon the redemption of Shares on the Redemption Date, the redeemed Shares will be cancelled and the holders thereof will no longer have any interest in the Shares redeemed or in the Subsidiary Capital Account with respect to the redeemed Shares.

LIQUIDATION

Subject to Barbados regulatory and judicial approvals, the Company may be liquidated upon the vote of 75% of the outstanding Shares. In the event of the liquidation of the Company, after payment of all liabilities of the Company, each holder of Shares of a series is entitled to receive his pro rata share of his respective Account Balance before any distribution of the assets of the Company is made to the holder(s) of Common Stock. Thereafter, the holders of Shares are not entitled to participate further in the distribution of the assets of the Company. Each holder of Common Stock will be entitled to receive his pro rata share of the remaining assets of the Company, if any.

RESTRICTIONS ON TRANSFER

There is no existing public market for the Shares, and it is not anticipated that one will develop in the future. In addition, the Articles set forth a number of restrictions on the manner in which the Shares may be transferred. These restrictions and certain exceptions thereto are described below.

Transfers of Less Than All Shares of a Series. Subject to the exceptions described below, transfers of less than all Shares of a series may not be made unless the transfer is to the Company, or the holder(s) of the Shares sought to be transferred has received the written consent of the Company. A request for consent must be made in writing and set forth the name(s) and address(es) of the intended transferee(s), the desired date of the transfer and the consideration to be paid. No transfer may otherwise be made by a shareholder of less than all of the Shares of a particular series that he owns. If the Company fails to give its written consent, any subsequent transfer is void and of no effect.

Right of First Refusal. Subject to the exceptions described below, transfers of Shares of a series may not in any event be made unless the holder(s) has received a bona fide written offer to purchase such Shares, a copy of that offer has been furnished to the Company, and the Company is thereafter offered the opportunity to purchase the Shares. The Company will have 60 days during which to exercise its right to purchase the Shares sought to be transferred. If the Company accepts the offer to purchase, the price will be the lesser of the Account Balance for the series of Shares sought to be transferred as of the last day of the quarter immediately preceding the date on which the offer to purchase was accepted by the Company, or the bona fide offering price. A purchase made by the Company pursuant to this "right of first refusal" will be deemed effective upon acceptance by the Company of the offer to purchase, although payment by the Company may be deferred until the end of the quarter in which the offer to purchase is accepted by the Company. Shares purchased by the Company pursuant to its right of first refusal will be cancelled.

Exceptions for Certain Transfers. A transfer of either all or a portion of the Shares of a series is not subject to either the consent or right of first refusal of the Company where the Board determines that the transferee of the shares is: (1) a member of the transferring shareholder's immediate family; (2) a trust for the benefit of the transferring shareholder or for the benefit of other exempted transferees described in this paragraph; (3) if the transferor is a corporation, any of its shareholders; (4) if the transferor is a partnership, any of its partners; (5) a corporation which is controlled by or under common control with the transferor; (6) the estate of a deceased shareholder and legatees or heirs of a deceased shareholder; (7) a charitable or other qualifying organization described in section 170(c)(2) of the United States Internal Revenue Code of 1986, or any successor provision thereto; (8) in the case of a transfer of less than all the Shares of a series, a person who immediately prior to such transfer is a holder of Shares of that series; or (9) a key employee of an owner of a Franchise previously designated in the Stock Purchase Agreement entered into by the transferor.

Provisions Applicable to All Transfers. No Shares may be transferred unless and until the Board has received, from the holder of the Shares sought to be transferred, assurances of compliance with all applicable laws and regulations. Further, transferees of Shares must agree to abide by the requirements set forth in the Stock Purchase Agreement entered into by the transferor.

Certificates representing the Shares will bear a legend noting the applicable limitations on transfers.

COMMON STOCK

The Company is currently authorized to issue 2,000 shares of Common Stock, without nominal or par value, all of which have been issued to MIC and are outstanding.

A Subsidiary Capital Account has been established for this class of stock, and allocations of various items to such account are described above. (See "Description of Capital Stock -- Allocations to Subsidiary Capital Accounts.")

Holders of Common Stock as a class are entitled to elect five directors, at least one of whom must be resident in Barbados, and up to five alternate directors. As a class, these holders generally have the sole right to vote on matters not specifically reserved to the Shares. (See "Description of Capital Stock -- Voting Rights.")

BARBADOS CORPORATE LAW PROVISIONS

The corporate law of Barbados was derived historically from that of England prior to the coming into force in 1985 of the Companies Act Cap. 308 of the Laws of Barbados, which is similar to the Canada Corporations Act. Barbados law may differ in certain respects from comparable law in the United States. The following is a summary of certain provisions of Barbados corporate law as prepared by Evelyn, Gittens & Farmer, the Company's Barbados counsel. The summary does not purport to contain all applicable provisions and does not purport to be complete or cover all respects in which Barbados corporate law may differ from laws generally applicable to United States corporations and their shareholders.

Dividends and Distributions. Under Barbados law, a company may pay dividends only if there are reasonable grounds for believing that (a) the company would be able, after the payment of the dividends, to pay its liabilities as they become due, and (b) the realizable value of the company's assets would be greater than the aggregate of its liabilities and stated capital of all classes. Dividends may not be paid out of unrealized gains.

Repurchase. The Company is authorized by the Articles, subject to certain approvals, to repurchase its own shares. Such purchases may only be effected if the Company can satisfy a similar solvency test as that described above under "Dividends and Distributions."

Shareholders' Remedies. Barbados corporate law contains wide protection for minority shareholders and investors generally. A statutory right of action is conferred on subscribers to shares of a Barbados company against the directors and officers responsible for the issue of a prospectus, in respect of damages suffered by reason of untrue statements therein. In addition, the Company may take action against directors and officers for breach of their statutory duty to act honestly and in good faith with a view to the best interests of the Company.

Enforcement of United States Judgments. Except as mentioned below, a judgment of a court in the United States, under which a sum of money is payable, will under most circumstances be enforced as a debt by the courts of Barbados without reexamination of the merits of the case. This will not apply where the judgment is for payment of taxes, fines or penalties. There is also doubt as to whether a Barbados court would enforce judgments of United States courts obtained against the Company, or its directors and officers resident in Barbados, predicated on the civil liability provisions of the 1933 Act or, in original actions, impose liabilities against the Company or such persons predicated upon that Act. (However, liability for violations of the 1933 Act by the Company may be imposed directly on MIC in a United States court as a result of MIC being a "control person" with respect to the Company under the 1933 Act.)

Indemnification. The By-Laws of the Company provide for the indemnification of its directors and officers against liabilities incurred in their capacities as such, but the indemnity does not extend to any liability incurred in respect of wilful negligence, wilful default, fraud or dishonesty in relation to the Company.

Inspection of Corporate Records. Shareholders have the right to inspect and copy the Articles and By-Laws, corporate register, security register, minutes of shareholders meetings, any unanimous shareholder agreement, as well as audited financial statements of the Company, which must be presented to the annual meeting of shareholders.

                              PLAN OF DISTRIBUTION

The Shares are being offered by full-time employees of MIC, or its affiliates ("Salespersons"), who have other duties in connection with the business of MIC or its affiliates. Salespersons receive no commissions or other compensation related directly to their sale of the Shares. In addition, MIC receives no compensation in connection with its distribution of the Shares. Salespersons are licensed as agents of MIC in certain states in which they offer the Shares for sale and their activities in selling the Shares are subject to the regulation of state securities regulators. All sales of the Shares are subject to approval by the Company. (See "Eligibility to Purchase the Shares.")

PURCHASE PROCEDURES

In order to purchase the Shares, the following documents must be sent to the Company in Barbados:

(1)      two duly executed Stock Purchase Agreements (see Appendix B);

(2) all necessary certifications of the eligibility of prospective purchasers by all the owner(s) of the Franchise(s) related to the MIC Mechanical Account with respect to which the Shares will be issued (see "Description of Capital Stock -- Allocations to Subsidiary Capital Accounts," and Appendix C); and

(3) a certified or cashier's check payable to "Motors Mechanical Reinsurance Company, Limited -- Escrow Account" in the amount of the aggregate cost of the Shares to be purchased, based on the offering price of $75.00 per Share ("Purchase Payment").

NONE OF THE FOREGOING DOCUMENTS IS TO BE EXECUTED OR DELIVERED UNTIL AFTER A FINAL PROSPECTUS HAS BEEN DELIVERED TO THE OFFEREE.

Once it is executed by a prospective purchaser, a Stock Purchase Agreement is, in effect, an offer to purchase the Shares described therein. That offer will be deemed accepted only if the Company approves the offer and executes the agreement. (See "Plan of Distribution--Conditions of Sale.")

Following execution of the Stock Purchase Agreement by the Company, the prospective purchaser has no right to withdraw the amount of the Purchase Payment or any interest earned thereon. Amounts remain in the Escrow Account pending satisfaction of the conditions set forth below under "Conditions of Sale."

TERMS OF SALE

Shares are sold only to eligible purchasers who have executed a Stock Purchase Agreement and returned it to the Company. Shares must be purchased by series, although more than one person may buy the Shares of one series. Pursuant to the Stock Purchase Agreement, the purchaser must accept and agree to be bound by the Articles and By-Laws of the Company, including the restrictions on transfer. (See "Description of Capital Stock -- Restrictions on Transfer.") The Stock Purchase Agreement further provides that the Company may place on a certificate issued with respect to Shares a legend stating that the transfer or other disposition of the Shares evidenced thereby is restricted pursuant to the Articles and By-Laws.

Once it is accepted by the Company, a Stock Purchase Agreement remains in effect as long as the Shares purchased pursuant thereto remain outstanding. A Stock Purchase Agreement terminates only upon the redemption of the Shares or the liquidation of the Company. Upon a transfer of Shares, the transferor is relieved of all restrictions and obligations under the Stock Purchase Agreement which the transferor had entered into upon the purchase of those Shares and the transferee, as a condition of the transfer, is required to agree to abide by all of the provisions of the Stock Purchase Agreement.

CONDITIONS OF SALE

The Company maintains an Escrow Account at Barclays Bank PLC in Bridgetown, Barbados (the "Escrow Account"), into which checks from prospective purchasers are deposited pending satisfaction of the conditions described below. This account bears interest at prevailing rates but is not subject to investment guidelines discussed above. If the conditions are not satisfied, the Purchase Payment is returned together with any interest earned.

Approval of Purchase. Each purchase of Shares must be accepted by the Company within 120 days from the date of execution of the Stock Purchase Agreement by the Purchaser. If the Company determines to accept an offer to purchase Shares from an Eligible Purchaser, it executes both copies of the Stock Purchase Agreement remitted by such person and returns one copy to such person. If it determines not to approve an offer to purchase, it returns the Stock Purchase Agreement without having executed it.

Pending approval of offers, each check for the purchase of Shares (which ordinarily is received together with a Stock Purchase Agreement) is deposited in the Escrow Account. If a request to purchase is approved, Shares are issued and the Eligible Purchaser receives a certificate evidencing ownership of the Shares. Where the Company determines not to approve a sale of Shares to a prospective purchaser, the Purchase Payment is returned, together with any interest earned thereon. The Company has the right to reject any prospective purchaser for any reason whatsoever.

TERMINATION OF OFFERING

Unless terminated sooner by the Board, this offering will terminate on the date on which all of the Shares offered hereby have been sold.


                    UNITED STATES FEDERAL TAX CONSIDERATIONS


It is impractical to comment here on all aspects of the Federal, state, and local tax laws that may affect the United States taxation of the Company and its shareholders. The following is a discussion, based on the facts set forth herein and existing law, of the material Federal tax consequences which, in the opinion of the Company's U.S. tax counsel, LeBoeuf, Lamb, Greene & MacRae, L.L.P., are associated with an investment in the Company.

United States taxation of the Company and its shareholders involves a number of complex questions of fact and law with respect to some of which there is no statutory, administrative, or judicial authority directly on point. Advance rulings on these questions have not been requested by the Company from the Internal Revenue Service (the "Service") and, at least as to certain matters, there is no assurance that favorable rulings could be obtained. There is also no assurance that the laws in existence as of the date of this Prospectus will not be modified so as to alter the tax consequences described below. In this connection, for example, it is to be noted that President Clinton's 1997 Budget Plan contains a proposal concerning the Taxation of Certain Captive Insurance Companies and their shareholders which might, if enacted, have a significant effect on the tax consequences described below and possibly on the business of the Company. In general, that proposal would eliminate the tax benefit for an insured's insurance premium deductions when the insured's risks ultimately are assumed by a "related-party" reinsurer and would materially alter the way in which the reinsurer accounts for tax purposes for the reinsurance of such "related-party" risks. It appears that for this purpose a substantial portion of the Company's business would be composed of the reinsurance of "related-party" risks. (See "Business of the Company.") Accordingly, although it is not entirely clear at this time, the enactment of the President's captive proposal could materially alter the tax treatment with respect to "related-party" risks assumed by the Company. Such a change could in turn result in a change in the reinsurance and/or stock ownership relationships between MIC and the Company.

This discussion does not address all aspects of federal income taxation that may be relevant to a particular shareholder in light of his or her personal tax circumstances. Nor does it address state, local, or foreign tax laws that may affect taxation of shareholders. EACH PROSPECTIVE INVESTOR IN THE COMPANY SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE TAX IMPLICATIONS OF HIS OR HER INVESTMENT IN THE COMPANY.

UNITED STATES -- BARBADOS INCOME TAX TREATY

The United States and Barbados have entered into an income tax treaty (the "Treaty") that offers certain tax benefits (some of which are discussed below) to those persons who qualify for its protection. As a Barbados corporation that ultimately is owned more than 50% by U.S. persons, the Company is entitled to the benefits of the Treaty provided that it is "resident" (that is, "managed and controlled") in Barbados. The Company attempts to conduct its business in such a manner that it will be considered to be "managed and controlled" in Barbados in order to qualify for the benefits of the Treaty.

UNITED STATES PREMIUM EXCISE TAX

The United States imposes an excise tax at the rate of 1% of the gross premiums paid to foreign insurance companies for reinsurance covering risks located within the United States. Reinsurance premiums paid to the Company are subject to this excise tax.

UNITED STATES FEDERAL INCOME TAX RISKS AND CONSEQUENCES -- THE COMPANY

Risks and Consequences of Carrying on a United States Reinsurance Business Through a Permanent Establishment. As a "resident" of Barbados, if the Company engages in business within the United States through a permanent establishment, it will be subject to United States Federal income tax at normal corporate tax rates on its business profits that are attributable to such permanent establishment. Insofar as is relevant hereto, all of the Company's underwriting income and investment income (such as dividends and interest) generally would be treated as business profits attributable to such a permanent establishment. In addition, a Barbadian resident corporation engaged in business in the United States through a permanent establishment would be subject to a branch-level tax at the rate of 5% (reduced by the Treaty from a 30% statutory rate that would apply generally to foreign corporations engaged in business in the United States) on its after-tax earnings attributable to its United States permanent establishment that are considered remitted to the head office of the corporation.

All relevant facts and circumstances must be taken into account in any particular case in determining whether a person is engaged in business within the United States and, if so, whether the business is carried on through a permanent establishment within the meaning of the Treaty. Under the Treaty, the activities of both dependent and independent agents in some circumstances may be deemed to create a permanent establishment of the principal that they represent. As discussed elsewhere herein, the Company conducts reinsurance business in Barbados and in that regard executes and administers its reinsurance agreements and manages its business affairs from Barbados. On this basis, the Company believes that it should not be deemed to be engaged in business within the United States through a permanent establishment, and therefore the Company believes it should not be subject to United States income tax. However, given the factual nature of the questions involved and certain aspects of the Company's treaty reinsurance program related to the United States, and given the absence of any clear legal interpretation of the application of the provisions of the permanent establishment standard under the circumstances, there can be no assurance that for tax purposes the Company ultimately will not be deemed to be engaged in business within the United States through a permanent establishment.

United States Withholding Tax Applicable to Certain Investment Income Not Attributable to a United States Permanent Establishment. If the Company does not engage in business within the United States through a permanent establishment, it generally will be subject to a United States withholding tax on interest, dividends, and certain other investment income derived from sources within the United States. (The 30% rate of United States withholding tax provided by statute is reduced by the Treaty to 5% in the case of interest and 15% in the case of dividends derived from portfolio investments.) An exemption from the United States withholding tax is provided for interest earned on amounts on deposit in a bank, savings and loan association, or insurance company, and interest income, termed "portfolio interest," on certain debt obligations of United States issuers.

Although the Company could, in the circumstances described above, invest its funds in the United States without incurring a withholding tax, the Company currently invests its funds outside of the United States. (See "Business of the Company.")

Reallocations By Internal Revenue Service. Under section 482 of the Internal Revenue Code (the "Code"), the Service may allocate gross income, deductions, and credits between or among two or more businesses, owned or controlled directly or indirectly by the same interests, in order to prevent evasion of taxes or to reflect clearly the true taxable income of such businesses. As described elsewhere herein, MIC elects five of the Company's six directors through its ownership of all of the Company's issued and outstanding Common Stock. Thus, if transactions between MIC and the Company were determined not to reflect the true taxable income of the parties, a reallocation of income or deductions between such entities could result. However, as long as the transactions between MIC and the Company are conducted on an "arm's-length" basis in a manner consistent with industry standards and practices, section 482 should not provide a basis for reallocations by the Service between MIC and the Company.

In addition, section 845 of the Code grants broad authority to the Service to adjust items arising under certain reinsurance agreements (including retrocession agreements), whether or not they involve related parties. If two or more "related" parties enter into a reinsurance contract, the Service in general may make any adjustment necessary to reflect the "proper source and character" of the taxable income of each such party. The Service also has broad authority to make proper adjustments where any reinsurance contract between unrelated parties has a "significant tax avoidance effect" on any party to the contract.

Because MIC is entitled to elect five of the Company's six directors, MIC and the Company may be considered "related" parties within the meaning of section 845 of the Code. To date, there are no regulations under section 845 of the Code to aid in its interpretation. However, the legislative history of section 845 suggests that certain types of reinsurance transactions -- such as a coinsurance reinsurance transaction that covers new business of the ceding company and that allocates expenses and income items between the ceding company and the reinsurer in the same proportion as the allocation of the risk reinsured -- generally should not be subject to reallocations or adjustments. The ongoing quota share Retrocession Agreement between MIC and the Company, in general, would seem to be similar to such transactions for which adjustments generally should not be made, but there is substantial uncertainty at the present time concerning the scope of section 845.

If the Service were successful in an effort to reallocate to MIC business retroceded to the Company by MIC, MIC would likely be subject to tax on such business. Since the Company has no obligation to indemnify MIC against such adverse tax consequences, a reallocation of business to MIC should not directly affect the Company. However, any such reallocation might contribute to the early termination of the Retrocession Agreement between MIC and the Company.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES --- THE SHAREHOLDERS

Taxation of Income of the Company to Shareholders Under Subpart F of the Code. Under the so-called "Subpart F" provisions (sections 951-964) of the Code, current United States income tax is imposed on each United States person who owns stock in any 25% or more U.S.-owned foreign insurance company with respect to "related person insurance income," whatever the degree of ownership of the United States shareholder. For this purpose, the term "related person insurance income" means underwriting and investment income of a foreign insurer attributable to a policy of insurance or reinsurance with respect to which the insured is a United States shareholder of the foreign insurer or a person related to such a shareholder. Under this provision, all of the Company's income (as determined for tax purposes) will be treated as "related person insurance income," and, as such, will be passed through and taxed currently to all of the shareholders of the Company ("Shareholders") under Subpart F of the Code.

The basis of the stock of a Shareholder will be increased by the amount required to be included in the Shareholder's income with respect to such stock under Subpart F. Further, a distribution from earnings and profits of the Company attributable to amounts that have been included in gross income of the Shareholders under Subpart F would not be included again in gross income of the Shareholders but would reduce the adjusted tax basis of the stock with respect to which the distribution is made. It should be noted that Subpart F income will be computed for the Company as a single entity. The amount of Subpart F income attributable to one series of Shares in these circumstances may be affected by results with respect to other series. It also should be noted that the Subpart F income of the Company generally will be computed under the same rules that govern the computation of taxable income of domestic property and casualty insurance companies.

As a result of differences between financial and tax accounting rules applicable to the computation of income of the Company, the amount of income subject to pass-through to Shareholders of the Company for United States tax purposes may in any year differ from the amount of book income allocable to a Shareholder's subsidiary capital account. Since the consideration payable to the holders of a series of Shares upon redemption is based substantially on book income previously allocated to the Shares being redeemed, such consideration may not reflect the amount of income previously passed through and taxed to the holders of those Shares.

To the extent that the Company were subject to United States income tax on its business profits, the Shareholders generally would not be subject to current tax on such profits under Subpart F, but would be taxed when profits were distributed by the Company. (See "United States Federal Tax Considerations -- United States Federal Income Tax Consequences -- The Company.")

Risk of Recharacterization of Reinsurance Profits on Business Retroceded to the Company. As described elsewhere herein, a portion of the underwriting experience in respect of insurance business retroceded to the Company is allocated to the series of Shares issued in respect of the Franchise that is the source of such business. In this connection, the Service could question whether profits on such business should be treated as being related to equity ownership for tax purposes, or whether the Shares should be treated, in whole or in part, as a means by which the direct insurer pays additional income to certain of its business producers or pays return premiums to certain policyholders, such that the producers or policyholders (rather than the Shareholders) should be subject to ordinary income tax on all or some of such profits. Although the issue is not free from doubt, given, among other things, the significance of the Shareholders' "at-risk" investment in the Company relative to the volume of business projected for the Company, the degree of pooling of risks among all series of Shares, the fact that distributions with respect to Shares are, subject to certain "minimum dividends," within the discretion of the Board, and the vote accompanying each Share, there should be substantial arguments against the recharacterization of profits with respect to the Shares.

Deductibility of Premiums Paid By Franchises for Certain Coverages Reinsured by the Company. As discussed elsewhere herein, risks arising under mechanical service agreements entered into with respect to a particular Franchise ultimately may be retroceded to the Company and allocated in part to a series of Shares owned by the owner(s) of such Franchise or by persons closely related to such owner(s). The Service conceivably could seek to deny any deductions taken by the obligor under the mechanical service agreements for premiums paid by it with respect to its obligations ultimately retroceded to the Company, relying on the theory, developed in cases dealing with transactions involving wholly owned insurance companies, that no insurance risk has been shifted in respect of such premiums. However, although the matter is not free from doubt, given the degree of risk pooling within the Company, there should be substantial arguments in support of the treatment of such premiums as deductible insurance premiums for tax purposes.

                                  LEGAL MATTERS

The legality of the securities offered hereby is passed upon for the Company by its Barbados counsel, Evelyn, Gittens & Farmer, Heritage House, Pinfold Street, Bridgetown, Barbados, West Indies. LeBoeuf, Lamb, Greene & MacRae, L.L.P., 1875 Connecticut Avenue, N.W., Washington, D.C. 20009, will advise the Company as to certain matters pertaining to the laws of the United States.

                                     EXPERTS

The financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included elsewhere in this Prospectus, have been audited by Deloitte & Touche, independent chartered accountants, Bridgetown, Barbados as set forth in their report included in this Prospectus. Such financial statements have been so included in this Prospectus in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

The matters of Barbados law referred to in this Prospectus are set forth in reliance upon the opinion of Evelyn, Gittens & Farmer and upon their authority as experts in Barbados law. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has passed upon the statements concerning United States tax laws contained in the discussion under "United States Federal Tax Considerations," which is included herein in reliance upon their authority as experts with respect to such matters.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Company's Annual Report on Form 10-K for the year ended December 31, 1996, File No. 33- 6534, as filed by the Company with the Securities and Exchange Commission, Washington, D.C. (the "Commission"), is incorporated in this Prospectus by reference. Any statement contained in such Annual Report shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement.

                             ADDITIONAL INFORMATION

A registration statement under the 1933 Act has been filed with the Commission with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in such registration statement, certain parts having been omitted pursuant to the rules and regulations of the Commission. The omitted information may be examined at the Commission's principal office at 450 5th Street, N.W., Washington, D.C., or at the following regional offices: New York City, 26 Federal Plaza, Room 1102; Chicago, 219 South Dearborn Street, Room 1204; and Los Angeles, 5757 Wilshire Boulevard, Suite 500 East. Copies may be obtained upon payment of the fees prescribed from the public reference section of the Commission, Washington, D.C. 20549.

Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is hereby made to the copy of the contract or other document filed as an exhibit to the registration statement, of which this Prospectus is a part, for a full statement of the provisions, and each such statement in this Prospectus is qualified in all respects by such reference.




                          INDEPENDENT AUDITORS' REPORT



To the Stockholders of
Motors Mechanical Reinsurance Company, Limited
Financial Services Centre
Bishops Court Hill
St. Michael, Barbados




We have audited the accompanying balance sheets of Motors Mechanical Reinsurance Company, Limited as of December 31, 1996 and 1995 and the related statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Motors Mechanical Reinsurance Company, Limited as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with accounting principles generally accepted in the United States of America.



                               s/DELOITTE & TOUCHE
                              CHARTERED ACCOUNTANTS



Bridgetown, Barbados
February 14, 1997



                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                     (Expressed in U.S. Dollars)

                                                         1996           1995
                                                      -----------   -----------

ASSETS
   Investments                                     $66,647,930      $59,898,265
   Cash and cash equivalents                        12,926,272        7,093,106
   Accrued investment income                         1,453,691        2,532,813
   Due from Motors Insurance Corporation             3,158,064        3,095,587
   Deferred acquisition costs                       21,855,207       18,907,205
                                                   -----------      -----------

Total Assets                                       $106,041,164     $91,526,976

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Unearned premiums                                $84,084,870     $72,752,532
   Loss reserves                                      4,284,304       3,480,334
   Accrued liabilities                                  110,416         117,447
                                                    -----------     -----------

   Total Liabilities                                 88,479,590      76,350,313

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Share capital
     Common stock - no par value;
       Authorized - 2,000 shares;
       issued and outstanding -
       2,000 shares                                     200,000         200,000

     Participating stock - no par value;
       Authorized - 100,000 shares;
       issued and outstanding -
       25,400 shares at December 31,
       1996 and 24,100 shares at
       December 31, 1995                              1,905,000       1,807,500
                                                     ----------      ----------
                                                      2,105,000       2,007,050

   Retained earnings                                 14,913,053      11,517,542

   Unrealized appreciation
     on investments                                     543,521       1,651,621
                                                     ----------      ----------

   Total Stockholders' Equity                        17,561,574      15,176,663
                                                     ----------      ----------

Total Liabilities and
   Stockholders' Equity                            $106,041,164     $91,526,976
                                                   ============     ===========

The accompanying notes form an integral part of these financial statements.



                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                           (Expressed in U.S. Dollars)



                                        1996           1995             1994
                                    -----------     -----------      ----------
INCOME

   Reinsurance
     premiums assumed               $47,410,037     $44,084,952     $38,371,896
   Increase in
     unearned premiums              (11,332,338)    (15,284,263)    (17,055,211)
                                    ------------    ------------    ------------

   Premiums earned                   36,077,699      28,800,689      21,316,685
                                    ------------    ------------    ------------


   Investment income:
     Interest earned                  5,277,680       4,159,341       2,771,174
     Realized gains (losses)
       on investments                    64,244       1,404,232      (1,543,358)
                                    ------------    ------------    ------------

   Investment income - net            5,341,924       5,563,573       1,227,816
                                    ------------    ------------    ------------

TOTAL INCOME                         41,419,623      34,364,262      22,544,501
                                    ------------    ------------    ------------

EXPENSES

   Acquisition costs                  9,378,748       7,486,469       5,540,539
   Losses paid                       23,233,857      18,610,968      14,079,926
   Increase in loss
     reserves                           803,970         820,064         750,240
   Administrative expenses:
     Related Parties                    211,001         174,443         171,135
     Other                              337,524         370,394         284,103
                                    ------------    ------------    ------------


TOTAL EXPENSES                       33,965,100      27,462,338      20,825,943
                                    ------------    ------------    ------------

NET INCOME                            7,454,523       6,901,924       1,718,558
RETAINED EARNINGS,
   beginning of year                 11,517,542       5,796,732       6,211,978

LESS: DIVIDENDS                      (4,007,483)     (1,188,614)     (2,156,304)

(DEDUCT)/ADD: REDEMPTION OF
         PARTICIPATING STOCK            (51,529)          7,500          22,500
                                    ------------    ------------    ------------


RETAINED EARNINGS, end of year      $14,913,053     $11,517,542     $ 5,796,732
                                    ============    ============    ============


The accompanying notes form an integral part of these financial statements.


                  MOTORS MECHANICAL REINSURANCE COMPANY LIMITED
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
                           (Expressed in U.S. dollars)

                                            1996               1995             1994
                                         -----------       -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Reinsurance premiums collected        $46,031,997       $42,818,628      $35,580,944
   Losses and acquisition
         expenses paid                   (34,302,453)      (28,599,428)     (22,168,851)
   Administrative expenses paid             (501,147)         (540,841)        (527,767)
   Investment income received              6,359,802         3,193,568        2,076,168

Net cash provided by operating
      activities                          17,588,199        16,871,927       14,960,494
                                         -----------       -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of investments             (232,194,343)     (182,526,749)     (70,748,944)
   Sales and maturities of investments   224,400,822       170,483,482       54,189,043


Net cash invested                        ( 7,793,521)      (12,043,267)     (16,559,901)
                                          -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of
     Participating Stock                     120,000           150,000          270,000
   Redemption of Participating Stock         (74,029)                0                0
   Dividends paid                        ( 4,007,483)       (1,188,614)      (2,156,304)
                                          ----------        ----------       ----------
Net cash used in financing
   activities                            ( 3,961,512)       (1,038,614)      (1,886,304)
                                          ----------       -----------       ----------

INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                             5,833,166         3,790,046       (3,485,711)

CASH AND CASH EQUIVALENTS, beginning
   of year                                 7,093,106         3,303,060        6,788,771
                                         -----------        ----------      -----------
CASH AND CASH EQUIVALENTS, end of
   year                                  $12,926,272       $ 7,093,106      $ 3,303,060
                                         ===========       ===========      ===========
RECONCILIATION OF NET INCOME TO
   NET CASH PROVIDED BY OPERATING
   ACTIVITIES:
   Net income                            $ 7,454,523       $ 6,901,924      $ 1,718,558
   Realized (gains) losses on
     investments                             (64,244)       (1,404,232)       1,543,358
   Change in:
     Accrued investment income             1,079,122          (973,618)        (698,005)
     Due from Motors Insurance
           Corporation                       (62,477)          219,919         (983,528)
     Deferred acquisition costs           (2,948,002)       (3,975,738)      (4,436,261)
     Unearned premiums                    11,332,338        15,284,263       17,055,211
     Loss reserves                           803,970           820,064          750,240
     Accrued liabilities                      (7,031)             (655)          10,921
                                         -----------       -----------      -----------

NET CASH PROVIDED BY OPERATING
   ACTIVITIES                            $17,588,199       $16,871,927      $14,960,494
                                         ===========       ===========      ===========


The accompanying notes form an integral part of these financial statements.



                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS

                           (Expressed in U.S. Dollars)

Note 1.  OPERATIONS

         The Company is incorporated under the laws of Barbados and is a licensed insurer under the Exempt Insurance Act, 1983, and amendments thereto.

         All of the common stock of the Company is owned by Motors Insurance Corporation ("MIC"). MIC is an indirect wholly-owned subsidiary of General Motors Corporation. The principal activity of the Company is the assumption of motor vehicle mechanical service agreements arising under insurance policies reinsured by MIC and attributable to an MIC Mechanical Account in respect of which shares of Participating Stock are issued and outstanding. All premiums received were assumed from MIC.

Note 2.  PRINCIPAL ACCOUNTING POLICIES

         Basis of Presentation

         The financial statements are stated in United States dollars and are prepared in conformity with accounting principles generally accepted in the United States of America.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Certain amounts in the 1995 financial statements have been reclassified to conform with the 1996 presentation.

         Premium Income and Acquisition Costs

         Reinsurance premiums are based on the Company assuming (after ceding commission) 75% of the original policy premium written by the direct insurer. Of these reinsurance premiums, 75% is retroceded to the Company when written and 25% when earned.

         Premiums are written on the basis of quarterly cessions and earned relative to anticipated loss exposures. Acquisition costs, consisting of ceding commissions and excise taxes, are expensed on the same basis as premiums are earned.

         Investments

         Investments are comprised of interest-bearing marketable securities which are carried at fair value based on quoted market prices and dealer quotes obtained from an external pricing service. Investments with original maturities of less than 90 days are classified as cash equivalents. Unrealized appreciation (depreciation) is included in stockholders' equity.

         Realized gains and losses on the sale of investments are included as investment income and are calculated based on average costs.

         Loss Reserves

         The Company provides for unsettled, reported losses based on estimates of the final settlement, with an experience factor added to provide for losses incurred but not reported. The final settlement may be greater or less than the amounts provided. Any such differences, when they become known, are recognized in current operations.

         Taxation

         The Company has received a guarantee from the Barbados Goverment which limits its liability for all local income, capital gains or other direct taxes for a period ending December 31, 2016 to a maximum tax of 2% of taxable income provided that the amount of such tax will not exceed $2,500 per annum.

         Stockholders who are United States residents are taxed in the United States on their share of the Company's income on a deemed distribution basis.

         Earnings Per Share

         No amount has been reported as earnings per share as the earnings applicable to the Participating Stockholders vary with the underwriting results of each series. Retained earnings applicable to the Common Stockholder include allocated investment income and operating expenses and amounts restricted for advances to Participating Stockholders (see
         Note 8).


Note 3.  INVESTMENTS

         The cost and fair value of investments in debt securities are as follows:

                                                Gross               Gross
                                               Unrealized         Unrealized        Fair
                              Cost            Appreciation       Depreciation       Value
                         --------------      --------------      ------------    -----------
December 31, 1996:

Debt securities
  issued by foreign
  governments and
  their agencies           $31,595,722          $  351,461        $ (206,151)    $31,741,032

Debt securities
  issued by
  corporations              27,967,937             298,190           (37,604)     28,228,523

Debt securities
  issued by
  supra-nationals            6,540,750             137,625               -         6,678,375
                           ------------          ----------        -----------    -----------


     Total                 $66,104,409           $ 787,276         $ (243,755)   $66,647,930
                           ============          ==========        ===========   ============

December 31, 1995:

Debt securities
  issued by
  foreign
  governments
  and their
  agencies                 $56,243,544           $1,711,611        $ (135,765)   $57,819,390

Debt securities
  issued by
  supra-nationals            2,003,100               75,775                -       2,078,875
                           ------------          -----------       -----------   ------------

         Total             $58,246,644           $1,787,386        $ (135,765)   $59,898,265
                           ============          ===========       ===========   ============


Note 3.  INVESTMENTS (Cont'd)

         The cost and fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Fair
                                         Cost              Value

         Due after one year
           through five years       $51,424,773         $51,784,023

         Due after five years
           through ten years         14,679,636          14,863,907
                                    -----------         -----------

                                    $66,104,409         $66,647,930
                                    ===========         ===========


         In 1996, gross gains of $1,997,197 and gross losses of $1,932,953 were realized. In 1995, gross gains of $2,694,685 and gross losses of $1,290,453 were realized. In 1994, gross gains of $150,704 and gross losses of $1,694,062 were realized.

         The following summarizes net unrealized  appreciation
         (depreciation) on investments:

            Balance, December 31, 1993          $    99,886
            Net depreciation                     (1,995,975)
                                                -----------

            Balance, December 31, 1994          $(1,896,089)
            Net appreciation                      3,547,710
                                                -----------

            Balance, December 31, 1995          $ 1,651,621
            Net depreciation                     (1,108,100)
                                                -----------

            Balance, December 31, 1996          $   543,521
                                                ===========


         The investment portfolio is comprised of diverse debt securities which do not result in any concentration of credit risk. At December 31, 1996, 100% of the Company's investments are denominated in U.S. dollars.

         The Company uses forward currency contracts to hedge its exposure to changes in currency exchange rates relating to its investments denominated in currencies other than the U.S. dollar. The contracts provide for settlement in U.S. dollars in the future. Credit risk is managed by dealing with financially-sound counterparties. Market risk is mitigated because the forward contracts hedge corresponding non-U.S. dollar investments. The notional amount of forward contracts outstanding at December 31, 1996 was nil.


Note 4.  RESERVES FOR UNPAID LOSSES

         The following table sets forth an analysis of changes in the loss reserves for the years ended December 31, 1996, 1995 and 1994:



                                     1996             1995           1994
                                     ----             ----           ----


Beginning balance in
reserves for losses              $ 3,480,334      $ 2,660,270     $1,910,030
                                 ------------     -----------    -----------

Add-provision for losses incurred related to:

         Current claim year       24,080,078       19,540,192     14,893,890

         Prior claim years           (42,251)        (109,160)       (63,724)
                                  -----------     ------------   ------------

                    Total         24,037,827       19,431,032     14,830,166
                                  -----------     ------------   ------------

Deduct-paid losses
attributable to:

         Current claim year       20,330,269       16,461,768     12,527,026

         Prior claim yea           2,903,588        2,149,200      1,552,900
                                  -----------     ------------   ------------

                  Total           23,233,857       18,610,968     14,079,926
                                  -----------     ------------   ------------

Ending balance in
reserves for losses              $ 4,284,304      $ 3,480,334    $ 2,660,270
                                 ------------     ------------   ------------



As a result of change in estimates of losses incurred in prior years, the provisions for losses incurred in 1996, 1995 and 1994 decreased by $42,251, $109,160 and $63,724, respectively, because of lower actual claims.


Note 5.  STOCKHOLDERS' EQUITY

         All of the Company's Common Stock is held by MIC. The Company is offering, on a continuous basis, 12,000 shares of Participating Stock to persons certified by owners of certain motor vehicle franchises. The offering consists of 120 series of 100 shares each at a price of $75 per share.

         During 1996, 16 additional series of 100 shares of Participating Stock were issued as compared with 20 for the year ended December 31, 1995. In addition, in 1996 the Board of Directors redeemed 3 series of 100 shares at the request of the shareholders. The redeemed series had been previously placed in run off and had reached a fully earned position during 1996.

         In the years ended December 31, 1996, 1995 and 1994, costs in the amount of $64,848, $171,079 and $162,989, respectively, were incurred in the sale of Participating Stock. The Common Stockholder reimbursed the Company directly for these expenses.

         The holder of Common Stock is entitled to elect five directors, at least one of whom must be a resident of Barbados. The holder of Common Stock has no right to vote with respect to liquidation of the Company. The holder generally has the sole right to vote on matters not specifically reserved to Participating Stock.

         The holders of Participating Stock as a class are entitled to elect one director. Generally, liquidation of the Company requires approval by at least 75% of the outstanding shares of this class. Any redemption of a series of shares requires a vote of the Board provided that the director representing holders of the Participating Stock votes in favor of the redemption. Any changes in the Company's Articles of Incorporation or By-Laws require the approval of a majority of the shares of Participating Stock present and voting together with a majority of the shares of Common Stock.

         From time to time, funds are held in escrow on account of Partici pating Stock applications. Such amounts are not included in cash and cash equivalents in the accompanying financial statements.
         At December 31, 1996, there were no funds held in escrow.

Note 6.  REINSURANCE PREMIUMS

         Under  the  provisions  of  the  retrocession  agreement,  the
         Company will assume additional cessions of $28,028,290 ($24,250,844 at December 31, 1995) relating to premiums written by Motors Insurance Corporation but unearned at the respective period ends. The amounts will be received as the premiums are earned, net of related acquisition costs.

Note 7.  LETTERS OF CREDIT

         The Company has provided an irrevocable letter of credit to MIC, in the amount of $67,350,000 to collateralize the amounts recoverable from the Company related to the business ceded to it. Cash equivalents and investments are assigned to collateralize the letter of credit.

Note 8.  RETAINED EARNINGS

         Items of income or loss and premiums and expenses attributable to insurance underwriting activities are determined as of the end of each calendar quarter and are allocated to the Participating Stockholders' capital accounts.

         An amount equal to 1-1/3 percent of assumed premiums (net of related ceding commissions) is allocated to the capital account of the Common Stockholder. Such allocations accumulate as restricted retained earnings and may be used to advance capital to any Participating Stockholders who incur a deficit in their capital accounts; any such advances are repayable out of future profitable operations of the respective Participating Stockholder. Amounts allocated to the Common Stockholder, net of advances to Participating Stockholders, are presented in the table below as "net transfers."

         Dividends may be declared and paid at the discretion of the Company's Board of Directors subject to the right of holders of Participating Stock to receive minimum dividends. The minimum annual dividend payable on each share shall be such shares pro pro rata portion of an amount equal to twenty percent of the net income, if any, for the preceding year attributable to the subsidiary capital account associated with the series of which that share is part.

         Barbados law requires that the Company maintain a minimum capitalization based generally on the amount of premiums earned in the preceding year. At January 1, 1997, the Company's required minimum capital computed in accordance with Barbados law was approximately $4,107,770.

         Retained earnings applicable to the Common and Participating Stockholders are comprised of the following:


                                    Common     Participating      Total

Balance (Deficit),
  December 31, 1993                 (8,274)      6,220,252      6,211,978

Net income (loss) for the year      (7,536)      1,726,094      1,718,558

Net transfers                      (37,410)          7,410           -

Dividends paid                        -         (2,156,304)    (2,156,304)

Redemption of Participating
  Stock                               -             22,500         22,500
                                  ---------      ----------     ----------

Balance (Deficit)
  December 31, 1994                (53,220)       5,849,952     5,796,732

Net income for the year             18,627        6,883,297     6,901,924

Net transfers                       23,732          (23,732)         -

Dividend paid                         -          (1,188,614)   (1,188,614)

Redemption of Participating
  Stock                               -               7,500         7,500
                                  ---------      -----------    ----------

Balance (Deficit)
  December 31, 1995              $ (10,861)     $11,528,403   $11,517,542

Net income for the year             14,131        7,440,392     7,454,523

Net transfers                        6,147           (6,147)         -

Dividend paid                         -          (4,007,483)   (4,007,483)

Redemption of participating
  stock                               -             (51,529)      (51,529)
                                  ---------      -----------    ----------

Balance
  December 31, 1996              $   9,417      $14,903,636   $14,913,053
                                  =========     ===========   ===========



                      COMPANIES ACT OF BARBADOS                       APPENDIX A
                                  (Section 205)
                   RESTATED ARTICLES OF INCORPORATION                    FORM 13


1.    Name of Company
Motors Mechanical Reinsurance Company, Limited

2.    Company No.
1485

3. THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE COMPANY IS AUTHORIZED TO ISSUE

The annexed Schedule is incorporated in this form.

4.    RESTRICTION IF ANY ON SHARE TRANSFERS

The annexed Schedule is incorporated in this form.

5.    NUMBER (OR MINIMUM AND MAXIMUM NUMBER) OF DIRECTORS

There shall be a minimum of 5 and a maximum of 6 directors.

6.    RESTRICTIONS IF ANY ON BUSINESS THE COMPANY MAY CARRY ON

The principal object and activity of the Company is to engage in Exempt Insurance business within the meaning of the Exempt Insurance Act, 1983 of Barbados and the business of the Company shall be restricted accordingly.

7.    OTHER PROVISIONS IF ANY

The annexed Schedule is incorporated in this form.

8.    Date                   Signatures                   Title

      June 27, 1996          Peter Evelyn                 Director


FOR MINISTRY USE ONLY

COMPANY NO.                FILED



         COMPANIES ACT OF BARBADOS SCHEDULE TO ARTICLES OF INCORPORATION

3. The classes and any maximum number of shares that the Company is authorized to issue:

The Company is authorized to issue:

(a) 2,000 shares of one class without nominal or par value to be designated Common shares; and

(b) 100,000 shares of one class without nominal or par value to be designated Participating shares which shall be divided into 1,000 series and issued in series of 100 shares.

The rights, preferences and limitations of the said classes of shares are as follows:

DEFINITIONS

In these Articles and any amendment thereto and in the Company's By-Laws the following terms shall mean:

Board -- The Company's Board of Directors.

Company -- Motors Mechanical Reinsurance Company, Limited.

Franchise -- A right conferred by a motor vehicle manufacturer pursuant to a written agreement which permits the grantee to sell the manufacturer's new motor vehicles.

MIC  --  Motors  Insurance   Corporation,   a  New  York  corporation  with  its
administrative offices in Detroit, Michigan.

MIC Agency Account -- The separate business record maintained by MIC or any of its subsidiaries to track volume, experience, and commissions with respect to insurance business related to any one or more particular Franchises.

Restricted Earned Surplus -- At any point in time, that portion of the earned surplus, if any, in the Subsidiary Capital Account for the Common shares equal to one and one-third percent (1-1/3%) of the premiums paid to the Company during the immediately preceding five-year period, net of deficits allocated to such account pursuant to paragraph 3(1)(7)(a)(i) hereof during such five-year period to the extent not restored to such account pursuant to paragraph 3(1)(7)(c) hereof and net of return premiums allocated to such account during such period pursuant to paragraph 3(1)(1)(d) hereof.

Shares -- Shares of the Participating Stock of the Company.

Stock Purchase Agreement -- The agreement entered into between the Company and the purchaser of Shares, in the form approved by the Board.

Subsidiary Capital Account -- The subsidiary bookkeeping record established by the Company for a particular series or class of shares and maintained for the purpose of accounting for items of income and expense, gains and losses, capital contributions, and shareholder distributions which are allocated to the particular series or class of shares.

(1)  ALLOCATIONS TO SUBSIDIARY CAPITAL ACCOUNTS

The Company will establish a Subsidiary Capital Account with respect to the Common shares as a class, and to each series of Shares of the Company at the time a series is issued.

The consideration received by the Company upon the issuance of a particular series of Shares and the Common shares as a class will be allocated to the Subsidiary Capital Account for that series or class. Items of income and expense, and losses, attributable to insurance underwriting activities shall be determined as of the end of each calendar quarter and shall be allocated to the Subsidiary Capital Accounts as of the end of the fiscal quarter of the Company in which the respective calendar quarter ends. Investment experience, and other items of income and expense, gains and losses and distributions with respect to shares of the Company will be determined and allocated to the Subsidiary Capital Accounts as of the end of each fiscal quarter of the Company. All such accounting determinations shall be made using United States generally accepted accounting principles, unless otherwise required by these Articles. For purposes of such allocations, items shall be "related" to a Subsidiary Capital Account which is identified with the same MIC Agency Account to which such items can be attributed.

(1) Items of income and expense, and losses, attributable to insurance underwriting activities shall be allocated to the Subsidiary Capital Accounts in accordance with the following paragraphs:

         (a) With respect to premiums ceded to the Company, one hundred percent (100%) shall be allocated to the related Subsidiary Capital Account; provided, however, that an amount equal to one and one-third percent (1-1/3%) of such premiums shall be subtracted from such Subsidiary Capital Account and allocated to the Subsidiary Capital Account of the Common shares.

         (b) With respect to any agents' or brokers' commissions, any commissions recaptured, unearned premiums, reinsurance premiums ceded by the Company, and any United States excise tax, one hundred percent (100%) shall be allocated to the related Subsidiary Capital Account.

         (c) With respect to losses incurred, and any amount of losses recovered through salvage, subrogation, reimbursement or otherwise, one hundred percent (100%) shall be allocated to the related Subsidiary Capital Account. For this purpose, losses incurred includes both paid and unpaid (reported and unreported) losses.

         (d) With respect to return premiums, ninety-eight and two-thirds percent (98-2/3%) shall be allocated to the related Subsidiary Capital Account and one and one-third percent (1-1/3%) shall be allocated to the Subsidiary Capital Account for the Common shares.

(2) Any expenses or liabilities attributable to ordinary day-to-day Company operations, excluding any United States Federal income taxes, shall be allocated among all Subsidiary Capital Accounts for the Shares pro rata in accordance with the number of series issued and outstanding at the end of the fiscal quarter in which the expense or liability is incurred, provided, that for purposes of such allocation, series of Shares issued during the current calendar year and series with respect to which unearned premium is zero as of the date of such allocation, shall be excluded.

(3) Any United States Federal income tax liability (and any interest thereon or any penalties related thereto) incurred by the Company shall be allocated among the Subsidiary Capital Accounts based upon the relative contribution of each of those accounts to the taxable income of the Company upon which the tax (and any interest or penalties) is imposed.

(4) Any expenses or liabilities attributable to the organization of the Company or to the offer, sale or issuance of Shares, including but not limited to the costs of compliance with regulations and requirements of the United States Securities and Exchange Commission and the various states and other jurisdictions of the United States as they pertain thereto, shall be allocated to the Subsidiary Capital Account for the Common shares.

(5) Any expenses or liabilities of the Company not allocable in the manner described in paragraphs (2) through (4) above shall be allocated among the Subsidiary Capital Accounts on the basis of the relative balances of such accounts as of the end of the fiscal quarter preceding the date on which the expense or liability is incurred.

(6) (a) Investment income, net of any direct investment expense, shall be allocated among the Subsidiary Capital Accounts pro rata based upon the relative Investment Asset Balance (as defined in subparagraph (b) below) of each such account as of the last day of the fiscal quarter preceding the quarter for which the investment income is being allocated. For these purposes, net investment income will include realized (but not unrealized) gains and losses.

         (b) The Investment Asset Balance of each Subsidiary Capital Account shall be equal to the capital and surplus allocated to such account, increased by:

                  (i) the unearned portions of the written premiums that have been collected by the Company and allocated to such account as of the last day of the fiscal quarter preceding the quarter for which the income is being allocated, net of any applicable commissions and taxes;

                  (ii) the outstanding loss reserves attributable to such account as of the last day of the fiscal quarter preceding the quarter for which the income is being allocated; and

                  (iii) any other outstanding liability that has been charged to such account as of the last day of the fiscal quarter preceding the quarter for which the income is being allocated.

(7) (a) If, after the credits and charges described in paragraphs (1) through (6) above are made to the Subsidiary Capital Accounts there exists a deficit in one or more of such accounts, then each such deficit will be allocated to and charged against:

                  (i) first, the Subsidiary Capital Account for the Common shares to the extent of Restricted Earned Surplus;

                  (ii) then, any remaining unallocated deficit to the Subsidiary Capital Accounts for the Shares, pro rata, based upon the relative earned premiums allocated to each such account for the fiscal quarter for which the allocation is being made; provided, however, that only accounts which have positive balances will be taken into account for the purposes of this allocation;

                  (iii) then, any remaining unallocated deficit to the remaining Subsidiary Capital Accounts for the Shares with positive balances as of the last day of the fiscal quarter for which the allocation is being made, pro rata, based upon such balances; and

                  (iv) finally, to the extent necessary, the Subsidiary Capital Account for the Common shares.

         (b) If, as a result of an allocation of a deficit as described in subparagraph (ii) or (iii) of paragraph (a) above, a deficit is created in one or more of the Subsidiary Capital Accounts, then the resulting deficit(s) will be further allocated in the manner provided in that subparagraph.

         (c) Although this paragraph (7) shall be applied in a manner that does not result in a balance in any Subsidiary Capital Account for a series of Shares that is less than zero, if any such account had a deficit that was allocated to and charged against the Subsidiary Capital Account of the Common shares pursuant to Section 3(1)(7)(a)(i) hereof, or to the Subsidiary Capital Account for any series of Shares pursuant to Section 3(1)(7)(a)(ii) or (iii) hereof (after taking into account the provisions of Section 3(1)(7)(b)) after January 1, 1995, then at the end of any succeeding fiscal quarter for which that account otherwise would show an account balance greater than zero, such balance will be reallocated and credited:

                           (i) first to the  Subsidiary  Capital  Account of the
                  Common shares until all reductions of such Subsidiary Capital Account for the Common shares under Section 3(1)(7)(a)(i) hereof with respect to said series of Shares have been restored, and

                           (ii) then, with respect to any deficits charged against the Subsidiary Capital Account for any series of Shares pursuant to Section 3(1)(7)(a)(ii) or (iii) for periods after January 1, 1995, to the Subsidiary Capital Accounts for the Shares, pro rata, based upon the relative amounts, through the end of the fiscal quarter for which the reallocation hereunder is being made, of deficits that were allocated to those accounts (whether under Section 3(1)(7)(a)(ii) or (iii)) from the Subsidiary Capital Account for the series of Shares for which the reallocation hereunder is being made and that have not previously been restored, until all reductions of such Subsidiary Capital Accounts after January 1, 1995 under
                  Section 3(1)(7)(a) with respect to said series of Shares have been restored.


(8) (a) Dividends, payments upon redemption or liquidation (described below), and any other distributions with respect to shares of the Company will be allocated to the Subsidiary Capital Account for the class or series with respect to which the dividend, payment or distribution was made.

         (b) Where all shares of a series of Shares are repurchased by the Company pursuant to Section 4 below, or redeemed in accordance with the Company's procedures for redemption set forth in Section 3(6) below, the Subsidiary Capital Account for such series shall be terminated as of the Repurchase Date or Redemption Date (as those terms are defined in Sections 4 and 3(6), respectively). Thereafter, all income, expenses, gains and losses that would have been allocated to the terminated account will be allocated among the Subsidiary Capital Accounts of the existing series of Shares pro rata based upon relative earned premiums attributable to such accounts for the calendar quarter in which the item was earned or incurred; provided, however, that a net deficit for any such period shall be allocated in accordance with the provisions of Section 3(1)(7).

The allocations to the Subsidiary Capital Accounts described above shall be approved by the Board, and when finally so approved all calculations, allocations and determinations shall be final and conclusive and shall be binding on all holders of shares of the Company for all purposes, including without limitation any redemption of shares of the Company pursuant to the Company's procedures for redemption. The Board is authorized to interpret and apply the provisions of these Articles and to promulgate such additional rules and guidelines as the Board deems appropriate to carry out the intent of these Articles and such interpretations, rules and guidelines shall be binding on all shareholders.

(2)      PARTICIPATING SHARES

(a) If any Share shall be redeemed, repurchased or otherwise retired, it shall return to the status of an authorized but unissued share of such class.

(b) A series of Shares shall be issued with respect to a specific MIC Agency Account. Only one series of Shares shall be issued with respect to an MIC Agency Account. A series of Shares shall be issued only to persons or entities acceptable to the Board and certified by the owner(s) of the Franchise(s) to which the MIC Agency Account relates. Certification will be effected in accordance with procedures adopted by the Board from time to time. No share of any particular series of Shares shall be issued unless all shares of such series are issued.

(c) Each outstanding Share shall entitle the registered holder of record of such Share to dividends in accordance with the rules set forth in Section 3(5) of these Articles.

(d) The holders of Shares shall among them have the right to elect one director of the Company and shall otherwise have only such voting rights as are specifically provided herein. On all such matters each share shall entitle the registered holder thereof to one vote.

(e) The rights associated with any Shares of a series shall be identical to the rights associated with all other Shares of the same series.

(3)      COMMON SHARES

(a) Each outstanding Common share shall entitle the registered holder of such shares to dividends in accordance with the rules set forth in Section 3(5) of these Articles.

(b) Each outstanding Common share shall entitle the registered holder thereof to one vote per share on all resolutions of the Company other than as specifically provided herein.

(c) The holders of the Common shares shall be entitled to elect five directors of the Company, one of whom must be a resident citizen of Barbados.

(4)      LIQUIDATION

The Company may be liquidated upon the vote of the holders of at least seventy-five percent (75%) of the Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment of all liabilities of the Company, each holder of Shares of a series shall be entitled to receive an amount equal to his share (based on his proportionate ownership of such series) of the Subsidiary Capital Account balance related to his series of Shares before any distribution of the assets of the Company shall be made to holders of the Common shares. After such payment shall have been made in full to the holders of the outstanding Shares, or funds necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Shares so as to be available therefor, the holders of the outstanding Shares shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company, if any, shall be divided and distributed among the holders of the Common shares then outstanding pro rata based on their respective shares. A consolidation or merger of the Company, or sale or transfer of all or substantially all its assets, or any purchase or redemption of shares of the Company of any class or series, shall not be regarded as a "liquidation, dissolution, or winding up" within the meaning of this paragraph.

(5)      DIVIDENDS

(a) Subject to the following paragraphs, dividends may be paid at the discretion of the Board.

(b) Dividends, payable in cash or such other property as the Board may determine, on a series of Shares or on Common shares, shall be declared and payable only if the Company shall have, after giving effect to the dividend, sufficient net assets, without regard to any Letter of Credit or Guarantee, to meet the general business solvency margin prescribed by the Exempt Insurance Act and Section 51 of the Act; provided that dividends with respect to any series of Shares may be paid only out of earned surplus attributable to the Subsidiary Capital Account identified with those Shares, and only to the extent that, after giving effect to the dividend, the capital and surplus identified with that Subsidiary Capital Account (without regard to any Guarantee or Letter of Credit) would meet its pro rata share, based on allocable premium income, of the minimum net assets required of the Company under the Exempt Insurance Act. Subject to the right of the holders of Shares to receive minimum dividends pursuant to the following paragraph, to the extent a dividend is declared on the Shares, it shall be declared and paid subject to the foregoing limitations for each series of Shares as a percentage of the net income for the preceding calendar year and/or earned surplus as of the end of the preceding calendar year, attributable to each series, provided that such percentage may vary among series of Shares with the level of net income and/or earned surplus. Dividends shall only be declared and paid on Common shares to the extent that the earned surplus attributable to Common shares exceeds Restricted Earned Surplus.

(c) Subject to the preceding paragraph, the holders of the Shares of each series shall be entitled to receive minimum annual dividends, payable annually within the first 120 days of each fiscal year, in cash or such other property as the Board may determine. The minimum annual dividend payable on each Share shall be such Share's pro rata portion of an amount equal to twenty percent (20%) of the net income, if any, for the preceding fiscal year attributable to the Subsidiary Capital Account associated with the series of which that Share is a part. If a holder of Shares receives no dividend or a limited dividend in any annual period as a result of the limitations set forth in the preceding paragraph, any unpaid portion of the minimum dividend otherwise payable pursuant to this paragraph shall not become payable pursuant to this paragraph in any subsequent year.

(d) In no event shall any dividend whatever be paid upon or declared or set apart for the Common shares, unless and until all minimum annual dividends required to be paid on the then outstanding Shares for the then current period shall have been paid or declared and set apart for payment.

(6)      REDEMPTION

The Common shares are non-redeemable. Subject to compliance with any applicable statute or act the company may redeem any of its issued and outstanding Shares if all Shares of the series involved are redeemed and the redemption of such Shares is approved by a majority of the Board, provided that the Director representing holders of the Shares votes in favor of the redemption.

The redemption of Shares shall be effective on such future date as determined by the Board, which shall be no later than the last business day of the calendar year in which the redemption was approved by the Board. Such date is herein called the "Redemption Date."

The consideration payable to the holders of redeemed Shares shall be the Subsidiary Capital Account balance for the series of such Shares as of the Redemption Date, as adjusted by the Board to reflect unrealized gains and losses on investments held by the Company and any contingent liabilities allocable to such account. Such consideration shall be paid within five (5) months of the Redemption Date, provided that the holder(s) of the redeemed Shares shall have delivered to the Company, certificates representing the Shares being redeemed duly endorsed and accompanied by such other documents as the Company may require. Such consideration shall bear interest from the Redemption Date until the earlier of the date of payment or the date that is five (5) months from the Redemption Date, at a rate equal to the rate of interest paid on 26-week United States Treasury Bills for the issue following the Redemption Date.

Upon redemption of the Shares as aforesaid, the holder(s) thereof shall cease to have any further interest in the shares being redeemed. Shares redeemed pursuant to this Section 3(6) shall return to the status of authorized but unissued Shares.

4.       Restrictions, if any, on share transfers:

         (a) Subject to the exceptions listed below, Shares (whether owned by the original or any subsequent holder thereof) shall not be transferred in any manner unless the holder(s) has received a bona fide written offer to purchase such Shares, a copy of which has been furnished to the Company, and the Company is thereafter offered the opportunity to purchase such Shares. The Company shall have sixty
         (60) days during which to exercise the rights conferred upon it by this paragraph. If the Company accepts such offer, the price will be the lesser of the balance of the Subsidiary Capital Account related to such series of Shares as of the last day of the fiscal quarter immediately preceding the date on which the offer to purchase was accepted by the Company (the "Repurchase Date") (or if less than all such Shares are offered, then the pro rata portion of such account attributable to the Shares offered), or the bona fide offering price. Payment by the Company may be deferred until the end of the fiscal quarter in which the offer to purchase was accepted by the Company. Shares purchased by the Company pursuant to this paragraph shall return to the status of authorized but unissued shares of such class. If the Company does not elect to purchase the Shares pursuant to this paragraph, they may be sold in accordance with the bona fide written offer referred to above within the following sixty (60) days,
         subject to the  requirements  of the following  paragraphs.   After
         such further sixty (60) days, any attempted sale or transfer of the Shares shall be subject to all the requirements of this paragraph.

         (b) In addition to the requirements of the preceding paragraph and except as provided in paragraph (d) below, transfers of less than all Shares of a series shall not be made unless the holder(s) has received the written consent of the Company thereto. A request for such consent must be made in writing and set forth the name(s) and address(es) of the intended transferee(s), the desired date of the transfer, and the consideration to be paid. The Company shall have sixty (60) days from receipt of such request to grant or withhold its consent to the intended transfer. If the Company fails to give its written consent, any subsequent transfer shall be void and of no effect.

         (c) Shares may not be transferred unless and until the Board has received such assurances of compliance with all applicable laws and regulations as it may deem necessary and the transferee has agreed to abide by the requirements set forth in the Stock Purchase Agreement entered into by the transferor. Certificates representing shares of any class of the Company's shares shall bear a legend substantially to the effect of this Section 4 of these Articles.

         (d) A sale, gift, assignment, pledge or other transfer of Shares shall be exempt from the requirements of paragraphs (a) and (b) of this
         Section 4 if the Board determines that the transferee or assignee of the shares is: (i) a member of the transferring shareholder's immediate family; (ii) a trust for the benefit of the transferring shareholder, or for the benefit of other exempted transferees described in this paragraph; (iii) if the transferor is a corporation, any shareholder of the transferor; (iv) if the transferor is a partnership, any of its partners; (v) a corporation which is controlled by or under common control with the transferor; (vi) the estate of a deceased shareholder or legatees and heirs of such deceased shareholder; (vii) a charitable or other qualifying organization described in Section 170(c)(2) of the United States Internal Revenue Code of 1986; (viii) in the case of a transfer of less than all of the Shares of a series, a person who immediately prior to such transfer is a holder of Shares of that series; or (ix) a key employee with respect to a Franchise previously designated in the Stock Purchase Agreement entered into by the transferor.

7.       Other provisions if any:

No holder of shares of the Company of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Company of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Company.

Amendment of Articles and By-Laws:

The Company's Articles and By-Laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted, without the affirmative vote of the holders of a majority of the Common shares and of the Shares present; provided that the rights associated with any series of Shares shall not be varied, unless the rights associated with all other series are similarly changed, without the affirmative vote of the holders of a majority of the Shares of each series present.


                                                                     APPENDIX B

                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED

                                       AND

                              (Certified Purchaser)

                                                               _________  , 19

Motors Mechanical Reinsurance
  Company, Limited
Financial Services Centre
Bishops Court Hill
St Michael, Barbados

Gentlemen:

The undersigned Shareholder (as more fully described below) hereby offers to purchase certain shares of stock of Motors Mechanical Reinsurance Company, Limited, a Barbados Corporation (the "Company"), upon the terms and conditions set forth herein. The Shareholder hereby tenders a check in the amount of the Purchase Payment (as defined herein), to be held in an escrow account with Barclays Bank PLC (the "Escrow Account"). This offer shall expire on the 120th day after the date hereof if the Company has not accepted it prior to such expiration date. The Shareholder acknowledges receipt of a prospectus dated with respect to the stock described herein.

1.   DEFINITIONS

1.1 Franchisee. The term "Franchisee" means (insert name(s) and address(es) of Franchisee(s) of the automobile sales franchise(s) related to the applicable MIC Mechanical Account).

1.2 MIC. The term "MIC" means Motors Insurance Corporation, a New York corporation.

1.3 MIC Mechanical Account. The term "MIC Mechanical Account" means the separate business record maintained by MIC or any of its subsidiaries or affiliates to track volume, experience and commissions with respect to mechanical service agreements sold by one or more particular franchise(s).

1.4 Purchase Payment. The term "Purchase Payment" means the $ ($75 (U.S.) x number of shares) paid hereunder as consideration for the purchase of the Shares.

1.5  Shareholder.  The term "Shareholder" means        , taxpayer identification
number            , who is a citizen of                  ,
and who resides at                               .

1.6 Shares. The term "Shares" means shares (number of shares) of the authorized shares of a series of the participating stock of the Company, which series consists of 100 shares, and which is issued in respect of the MIC Mechanical Account.

1.7 The masculine gender is to be construed to include a female or an entity where the context of this Agreement so requires.

2.   REPRESENTATIONS

2.1 Representation of Shareholder. The Shareholder represents that he has been duly certified (on the form furnished by the Company and attached hereto) by the Franchisee and meets the requirements for this purchase and sale as set forth in the Articles of Incorporation of the Company (the "Articles"), copies of which are attached to the prospectus. (It is understood that, if the Franchisee consists of more than one person, all such persons must join in the certification of the Shareholder.)

2.2 Representation of Company. The Company represents that the issuance and sale of the Shares pursuant to this Agreement has been duly authorized by the Board in accordance with the Articles, and is consistent with the applicable provisions of Barbados law.

3.   PURCHASE AND SALE OF SHARES

Upon acceptance of this Agreement by the Company, the Company agrees to sell and issue to the Shareholder, and the Shareholder agrees to purchase, the Shares in consideration of the Purchase Payment.

4.   ESCROW OF PURCHASE PAYMENT

Subject to the following sentence, the Purchase Payment will remain on deposit in the Escrow Account until the Shares are issued by the Company. If this Agreement is not executed by the Company within 120 days of the date hereof, the Purchase Payment shall be refunded promptly together with any interest earned thereon. Following execution by the Company, the Shareholder shall have no right to withdraw the amount of the Purchase Payment or any interest earned thereon.

5.   COVENANTS OF THE COMPANY

5.1 Series of Participating Stock. No more than 100 shares of the same series of participating stock as the Shares shall be issued by the Company, and no other series of such stock shall be issued with respect to the MIC Mechanical Account.

5.2 Reinsurance Business. The business of the Company shall be limited to the reinsurance of mechanical breakdown risks underwritten by MIC or its subsidiaries or affiliates and identified with the MIC Mechanical Account and similar MIC accounts maintained with respect to automobile franchises for which series of participating stock of the Company are issued and outstanding.

6.   LIMITATIONS BASED ON INADEQUATE CAPITAL

The Shareholder and the Company agree that if the Company cannot meet the minimum margin of solvency requirements under Barbados insurance law, then, to the extent the net asset value attributable to the Subsidiary Capital Account (the "Account") for the shares issued pursuant to this Agreement is less than its pro rata share (based on proportionate earned premium) of the Company's required net asset value, the Company shall reduce the business attributable to the Account, on a pro rata basis with such other accounts that are similarly deficient, by retrocession or some other means acceptable to the Company, to the extent necessary to permit the Company to meet the Company's required minimum margin of solvency.

7.   RESTRICTIONS ON TRANSFER

The Shareholder agrees to be bound by and shall be subject to all provisions in the Articles (including without limitation those with respect to the ownership and transfer of the Shares) that are in effect as of the date of this Agreement or that may be added in the future, and any amendments to such provisions. It is understood that the Company may place on the certificate for the Shares a legend stating in substance:

         The sale, transfer, or other disposition of the shares evidenced by this certificate is restricted pursuant to provisions of the Articles of Motors Mechanical Reinsurance Company, Limited ("Company"), and the Stock Purchase Agreement ("Agreement") between the Company and the Shareholder, dated , 19 , pursuant to which the shares were issued. Copies of the Articles and the Agreement may be examined at the registered office of the Company.

8.   MISCELLANEOUS

8.1 Severability. If for any reason any provision of this Agreement shall be invalid or unenforceable, the validity of any or all of the remaining provisions shall not be affected thereby; provided, however, that the absence of such illegal or invalid provisions does not so materially alter the purpose of this Agreement such that the continuation of the arrangement contemplated by this Agreement would no longer be mutually beneficial to the Shareholder and the Company.

8.2 No Waiver. The failure of any party to insist upon strict performance of any obligation hereunder shall not be a waiver of the party's right to demand strict compliance therewith in the future.

8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Barbados.

8.4 Counterparts. This Agreement has been executed in multiple copies, each of which shall for all purposes constitute one Agreement, binding on the parties.

8.5 Assignment. This Agreement is personal to the parties and, except as contemplated herein and in the Articles, no party shall have any right to assign any right or to delegate any duty hereunder, either voluntarily or involuntarily, or by operation of law.

8.6 Term of Agreement. Except as herein expressly provided, this Agreement shall remain in force as long as the Shares remain outstanding. If not terminated sooner, this Agreement shall terminate upon the earlier of the redemption of the Shares or the liquidation of the Company.

8.7 Effect of Transfer. The Shareholder shall be relieved of all restrictions and obligations and shall not be entitled to any further benefits under this Agreement upon transfer of all the Shares and upon the agreement of the transferee to be bound by the terms and conditions of this Agreement.

8.8 Amendment. No change, modification, or amendment to this Agreement shall be valid or binding upon the parties hereto unless such change, modification, or amendment shall be in writing signed by all of the parties.

8.9 Integration. This Agreement constitutes the full and complete agreement between the Shareholder and the Company.

8.10 Captions. Titles or captions of sections, paragraphs or exhibits contained in or made a part of this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

8.11 Notices. Any and all notifications permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notification, and shall be sent by registered or certified mail, postage prepaid
(1) if to the Shareholder, at the address set forth in Section 1.5 of this Agreement or at such other address as may have been furnished by the Shareholder to the Company in writing; or (2) if to the Company, in care of Alexander Insurance Managers (Barbados) Limited, Financial Services Centre, Bishops Court Hill, St. Michael, Barbados, W.I. For purposes of computing a time period, the date of mailing shall be the date of notification.

8.12 Survival   of   Representations    and   Warranties.    All   agreements,
representations, and warranties contained herein or made in writing by the Shareholder or the Company in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, and the sale and purchase of the Shares under this Agreement.

8.13 Relationship  to  Articles.   The  provisions  of  the  Articles  are
incorporated herein to the extent relevant to this Agreement. If the authorized representative of the Company executes this Agreement on its behalf, then this Agreement shall become a binding contract, subject to the terms and conditions set forth herein, between the Company and the Shareholder as of the date of the execution on behalf of the Company.


                                             Very truly yours,


------------------------------               ----------------------------------
Date                                         Signature of Shareholder


                                             ----------------------------------
                                             Print Name of Shareholder

The foregoing Agreement is hereby accepted and agreed to as of the date set forth below. Series P- is hereby designated for the Shares described in this Agreement.

MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED

By ___________________________               Dated: __________________________

Title ________________________

Note: Upon acceptance by the Company, a duly signed copy of this Agreement shall be sent to the Shareholder.


                                                                     APPENDIX C

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED

                               CERTIFICATION FORM

The undersigned represent(s) that he (she)(they) is (are) the owner(s) of an automobile sales franchise doing business as ______________________ (name of dealership), with respect to which MIC Mechanical Account___ is maintained. The undersigned hereby designate(s) ___________________________________ (name of purchaser), who resides at ____________________________ (address of purchaser), to be deemed eligible to purchase shares of a series of the participating stock of Motors Mechanical Reinsurance Company, Limited (the "Company") pursuant to the Articles of Incorporation of the Company. The undersigned further represent(s) that all beneficial owners of the dealership have consented to this designation.



------------------------------               ----------------------------------
Date                                         Signature of Franchise Owner

                                             ----------------------------------
                                             Print Name of Franchise Owner



                          (Names of Co-Owners, if any)


------------------------------               ----------------------------------
Date                                         Signature of Co-Owner

                                             ----------------------------------
                                             Print Name of Co-Owner



------------------------------               ----------------------------------
Date                                         Signature of Co-Owner

                                             ----------------------------------
                                             Print Name of Co-Owner




                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses, all of which were paid by Motors Insurance Corporation, in connection with the initial offering described in the Registration Statement:

      Registration Fee -- Securities
       and Exchange Commission ................  $    310

      State "Blue Sky" fees ...................  $ 16,476

      Accountants Fees and Expenses ...........  $ 10,000

      Legal Fees and Expenses .................  $ 30,000

      Printing and Engraving ..................  $  8,000

      Miscellaneous ...........................  $    -
                                                 --------
           Total Expenses .....................  $ 64,786
                                                 --------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Paragraph 10 of Registrant's By-Laws provides for the indemnification of Registrant's officers and directors (and such persons' heirs, executors and administrators) against any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by such person in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, enterprise or organization, except with respect to any matter for which indemnification would be void pursuant to the Companies Act, 1982 of Barbados (the "Companies Act").

Under the Companies Act, indemnification of Registrant's officers and directors against any liability which would attach by reason of any contract entered into or act or thing done or omitted to be done by them in performance of their office or in any way in the discharge of their duties, if the same happens through their not acting in good faith and in the best interest of the Registrant is void.

The position of the Securities and Exchange Commission regarding indemnification for liabilities arising under the Securities Act of 1933 is set forth under Item 17, paragraph 4 of this Part II.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

A. Exhibits:


         4 Restated Articles of Incorporation (filed as Appendix A to the Prospectus).

         5        Opinion of Evelyn, Gittens & Farmer filed by reference to
                  Exhibit 5 to Registration Statement on Form S-2, File
                  No. 33-60105, filed June 9, 1995.

         10 (a) Form of Principal Retrocession Agreement between Motors Insurance Corporation and Registrant filed by reference to
                  Exhibit 10(a) of the Registration Statement on Form S-1, File No. 33-6534, dated June 18, 1986.

            (b)   Form of  Supplemental  Retrocession  Agreement  between
                  Motors   Insurance   Corporation  and  Registrant  filed  by
                  reference to Exhibit 10(b) of the Registration Statement on From S-1, File No. 33-6534 dated June 18, 1986.

            (c) Specimen Stock Purchase Agreement (filed as Appendix B to the Prospectus).

            (d) Amended and Restated Stock Purchase Agreement between Registrant and Motors Insurance Corporation filed by reference to Exhibit 10(d) to Amendment No. 1 to Registration Statement on Form S-1, File No. 33-6534, dated February 12, 1987.

            (e) Insurance Management Agreement between Registrant and Alexander Insurance Managers (Barbados) Ltd. effective January 1, 1996, filed by reference to Exhibit 10(e) to Annual Report on From 10-K, File No. 33-6534, for the year ended December 31, 1996.

         23 (a)   Consent of Evelyn, Gittens & Farmer.

            (b)   Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

            (c)   Consent of Deloitte & Touche, Independent Chartered
                  Accountants.

         99 (a)   Certification Form (filed as Appendix C to the Prospectus).

            (b) Guarantee issued by the Ministry of Finance of Barbados filed by reference to Exhibit 99(b) to Amendment No. 2 to Registration Statement on Form S-2, File No. 33-60105.

            (c)   Certificate of Barbados Residency filed by reference to
                  Exhibit 28(c) of Amendment No. 1 to Registration Statement on Form S-1, File No. 33-6534, dated February 12, 1987.


B. Financial Statement Schedules:

No financial statement schedules are submitted herewith because the information is included elsewhere in the financial statements or the notes thereto or such schedules are not applicable.


ITEM 17.   UNDERTAKINGS

The Company hereby undertakes:

(1) To file, during any period in which offers or sales of the securities being registered are being made, a post-effective amendment to this Registration
Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Michael, Barbados, on April 8, 1997.

                                MOTORS MECHANICAL
                                REINSURANCE COMPANY, LIMITED


                                By s/Ronald W. Jones
                                      Ronald W. Jones, Vice-President,
                                        Finance

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                        TITLE                         DATE


 s/William B. Noll            Chairman and Chief Executive        April 8, 1997
--------------------------
   William B. Noll            Officer and Director
                              (Principal Executive Officer)

 s/Ronald W. Jones            Vice-President (Principal           April 8, 1997
--------------------------
   Ronald W. Jones            Financial and Accounting
                              Officer)

 s/Louis S. Carrio, Jr.       Vice-President and Director        April 14, 1997
--------------------------
   Louis S. Carrio, Jr.

 s/Bernard J. Buselmeier      Vice-President and Director         April 8, 1997
--------------------------
   Bernard J. Buselmeier

 s/John J. Dunn, Jr.          Vice-President and Director         April 8, 1997
--------------------------
   John J. Dunn, Jr.

 s/Peter R. P. Evelyn         Director                            April 8, 1997
--------------------------
   Peter R. P. Evelyn

--------------------------    Director
   Gregory Greenwood